CRH MEDICAL CORPORATION

ANNUAL INFORMATION FORM

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015

March 30, 2016

TABLE OF CONTENTS

GLOSSARY	3
TERMS OF REFERENCE	4
CAUTION REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS	4
CORPORATE STRUCTURE	6
Intercorporate Relationships	7
GENERAL DEVELOPMENT OF THE BUSINESS	7
Three Year History	7
DESCRIPTION OF BUSINESS	9
Overview	9
The CRH O'Regan System	11
Gastroenterology Anesthesia Services	16
RISK FACTORS	19
Risks Related to Our Company	19
DIVIDEND POLICY	34
DESCRIPTION OF CAPITAL STRUCTURE AND MARKET FOR SECURITIES	34
PRIOR SALES	35
ESCROW SECURITIES	36
DIRECTORS AND OFFICERS	36
CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS	38
CONFLICTS OF INTEREST	39
AUDIT COMMITTEE INFORMATION	39
Audit Committee Oversight	40
Reliance on Certain Exemptions	40
Pre-Approval Policies and Procedures	40
External Auditor Service Fees	40
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	40
MATERIAL CONTRACTS	41
LEGAL PROCEEDINGS	41
NAMES AND INTEREST OF EXPERTS	41
TRANSFER AGENTS AND REGISTRARS	42
ADDITIONAL INFORMATION	42
EXECUTIVE COMPENSATION	42
ADDITIONAL FINANCIAL INFORMATION	42
AUDIT COMMITTEE MANDATE	1

GLOSSARY

This glossary contains general terms used in the discussion of the colorectal healthcare industry, as well as specific technical terms used in the descriptions of our technology and business.

Ambulatory Surgical Centers ("ASCs")	Healthcare facilities, also known as outpatient surgery centers or same-day surgery centers, where surgical procedures not requiring an overnight hospital stay are performed.
Anoscope
An anoscope is an instrument used to view the anus and lowest portion of the rectum. An anoscope is a rigid tube (4 in or 10 cm long) that can be inserted with a lubricant into the anal canal. When the tube is inserted, a light source shone through the tube allows the examiner to see the wall of the anus and lower rectum. An anoscope is used to identify abnormalities in the anus and lower rectum, such as hemorrhoids, inflammation, or tumors.

Blind Technique	Performing the hemorrhoid ligation without the use of the anoscope.
Colonoscopy	Visual inspection of the interior of the colon with a flexible, lighted tube inserted through the rectum.
CRH O'Regan Ligator	A disposable, minimally invasive hemorrhoid banding system.
CRH O'Regan System®	This includes the CRH O'Regan Ligator as well as the CRH O'Regan Ligator with Anoscope.
Certified Registered Nurse Anesthetists ("CRNAs")	Registered nurses who have become anesthesia specialists by taking a graduate curriculum which focuses on the development of clinical judgment and critical thinking.
Dentate Line
Where the anal canal meets the rectum there is a ring of folds called the dentate line. Among these folds are the anal crypts, small tube-like depressions opening into the anal canal. The dentate line delineates where nerve fibers end. Above this line, this area is relatively insensitive to pain. Below the dentate line, the anal canal and anus are extremely sensitive.

Direct-to-physician program
CRH has leveraged the success of its Centers for Colorectal Health (which it operated across the United States between 2005 and 2010) to create its direct-to-physician program. The program consists of training, technology, practice support and marketing.

Embolism	An obstruction in a blood vessel due to a blood clot or other foreign matter that gets trapped while travelling through the bloodstream.
Endoscopic Procedure
Endoscopy is a minimally invasive diagnostic medical procedure. It is used to examine the interior surfaces of an organ or tissue. The endoscope can also be used for enabling biopsies and retrieving foreign objects.

Gastroenterologists ("GIs")	Doctors specializing in diseases affecting gastrointestinal tract (i.e. organs from mouth to anus).
Hemorrhoids
Normal blood vessels in the anal canal which when enlarged, can cause problems and can be considered abnormal or a disease.  Hemorrhoids can be either internal or external.  Internal fall into four categories depending on the degree of severity, grade one being the least severe and grade four being the most severe. Hemorrhoids are commonly referred to as Hemorrhoidal Disease.

Hemorrhoid banding	A procedure where a small rubber band is placed around the base of the hemorrhoid inside the rectum, cutting off circulation, after which the hemorrhoid generally sloughs off within a few days.

Hemorrhoidectomy	Surgical removal of hemorrhoids.
Ligator	An instrument used for hemorrhoid banding or for placing and fastening a ligature.
Propofol
A prescription sedative-hypnotic drug (brand name Diprivan) that is administered intravenously. Propofol is commonly used in the induction of general anesthesia and can be used both for the induction and maintenance of general anesthesia. When administration of the drug is discontinued, it wears off rapidly, allowing the patient to awaken within a short time

Sepsis	The presence of pus-forming bacteria or their toxins in the blood or tissues.
Sclerotherapy	A treatment for varicose veins involving injecting a solution directly into the vein.
Thrombosis	The formation or presence of a thrombus (a clot of coagulated blood attached at the site of its formation) in a blood vessel.

TERMS OF REFERENCE

The information set forth in this Annual Information Form is as of December 31, 2015, unless another date is indicated.  All references to dollars ($) in this document are expressed in United States funds, unless otherwise indicated.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

This Annual Information Form contains forward-looking statements within the meaning of applicable securities legislation concerning profitability; growth strategies; anticipated trends in our industry; our future financing plans; our anticipated needs for working capital and other events or conditions that may occur in the future. These forward-looking statements may include statements regarding perceived merit of our products and services, budgets, capital expenditures, operating costs, cash flow estimates and similar statements relating to our products, services, timelines, strategic plans, including our plans and expectations relating to the CRH O'Regan System, our anesthesiology operations, or other statements that are not statements of fact. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as "expects", "is expected", "anticipates", "believes", "plans", "projects", "estimates", "assumes", "intends", "strategy", "goals", "objectives", "potential", "possible" or variations thereof or stating that certain actions, events, conditions or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements.

Readers are cautioned regarding statements discussing profitability; growth strategies; anticipated trends in our industry; our future financing plans; our anticipated needs for working capital; and other events or conditions that may occur in the future.  Actual events or results may differ materially from those discussed in forward-looking statements.  There can be no assurance that the forward-looking statements currently contained in this report will in fact occur. The Company bases its forward-looking statements on information currently available to it, and assumes no obligation to update them. The Company disclaims any intent or obligations to update or revise publicly any forward-looking statements whether as a result of new information, estimates or options, future events or results or otherwise, unless required to do so by law.

Forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors and material assumptions include, among others:

•	Our need for additional financing and our estimates regarding our capital requirements, future revenues and profitability.
•	Unfavourable economic conditions could have an adverse effect on our business.
•	Risks related to the Credit Facilities (as defined herein).
•	Risks related to increased leverage resulting from incurring more debt.
•	The policies of health insurance carriers may affect the amount of revenue the Company receives.
•	Our ability to successfully market and sell our products and services.
•	We may be subject to competition and technological risk which may impact the price and amount of product we can sell and nature of services we can provide.
•	Changes that are unfavorable in the states where our operations are concentrated.
•	Our ability to and the cost of compliance with extensive existing regulation and any changes or amendments thereto.
•	Changes within the medical industry and third-party reimbursement policies and our estimates of associated timing and costs with the same.
•	Risks related to the Affordable Care Act (the "ACA") and the corresponding effect on our business.
•	Changes in key United States federal or state laws, rules, and regulations.
•	Our ability to establish, maintain and defend intellectual property rights.
•	Risks related to United States antitrust regulations.
•	Risks related to record keeping and confidentiality by our affiliated physicians.
•	Our ability to recruit and retain qualified physicians to provide our services.
•	Risks related to our affiliated physicians leaving our affiliated ASCs
•	Our ability to enforce non-competition and other restrictive covenants in our agreements.
•	ASCs or other customers may terminate or not renew their agreements.
•	Risks related to corporate practice of medicine and our ability to renew and maintain agreements with anesthesiologists and other contractors.
•	Our ability and forecasts of expansion and the Company's management of anticipated growth.
•	Risks related to our dependence on complex information systems.
•	Our senior management has been key to our growth and we may be adversely affected if we are unable to retain, conflicts of interest develop or we lose any key member of our senior management.
•	Risks associated with manufacture of our products and our economic dependence on suppliers.
•	Changes in the industry and the economy may affect the Company's business.
•	Risks related to the competitive nature of the medical industry.
•	Evolving regulation of corporate governance and public disclosure may result in additional corporate expenses.
•	Adverse events relating to our product or services could result risks relating to in product liability, medical malpractice, other legal claims, insurance, product recalls and other liabilities.
•	Various risks associated with legal, regulatory or investigative proceedings.

•	Risks associated with governmental investigations into marketing and other business practices.
•	Health and safety risks are intrinsic within our industry.
•	Our ability to successfully identify and complete future transactions and integrate our acquisitions.
•	Anti-takeover provisions create risks related to lost opportunities.
•	Risks related to influence of significant shareholders on our operations or common share price.
•	We may not continue to attract GIs and other licensed providers to purchase and use the CRH O'Regan System or to provide our services.
•	Risks associated with the trading of our common shares on a public marketplace.
•	Risks related to adverse movements in foreign currency exchange rates.
•	Risks related to maintaining our foreign private issuer status.
•	Risks related to writing-off intangible assets.
•	Risks related to the reduction in the reimbursement of anesthesia procedure codes.
•	Changes in our effective income tax rates.
•	Risks related to our ability to manage third-party service providers.
•	Risks related to the failure of our employees and third-party contractors appropriately recording or documenting services that they provide.
•	Risks related to criminal or civil sanctions in connection with failure to comply with privacy regulations regarding the use and disclosure of patient information.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Annual Information Form under the heading "Risk Factors" and elsewhere.

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. The forward-looking statements contained in this Annual Information Form are based on the beliefs, expectations and opinions of management as of the date hereof. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers and investors should not place undue reliance on forward-looking statements.  The Company does not intend to update forward-looking statements, except as required by law.

CORPORATE STRUCTURE

CRH Medical Corporation ("CRH" or the "Company") was incorporated under the name Medsurge Medical Products Corp. on April 12, 2001 by registration of a Memorandum and Articles pursuant to the Company Act (British Columbia). The Company transitioned under the Business Corporations Act (British Columbia) on March 15, 2005 and changed its name to CRH Medical Corporation on April 28, 2006.

The registered and records offices of the Company are located at Suite 2600, 595 Burrard Street, Three Bentall Center, Vancouver, British Columbia, V7X 1L3, and its head office and principal place of business is located at Suite 578 – 999 Canada Place, World Trade Center, Vancouver, British Columbia, V6C 3E1, telephone (604) 633-1440, facsimile (604) 633-1443.

Intercorporate Relationships

The Company has the following wholly owned subsidiaries:

Subsidiary	Interest	Date of Incorporation	Jurisdiction of Incorporation
CRH Medical Corporation	100%	May 20, 2005	Delaware, United States
CRH Anesthesia Management LLC	100%	November 12, 2014	Delaware, United States
Gastroenterology Anesthesia Associates LLC(1)	-	June 12, 2012	Georgia, United States
NC GAA, PC(1)	-	March 18, 2015	North Carolina, United States
CRH Anesthesia of Gainesville LLC	100%	October 31, 2014(2)	Florida, United States
CRH Anesthesia of Sarasota LLC	100%	April 7, 2014(2)	Florida, United States
CRH Anesthesia of Cape Coral LLC	100%	Jul 20, 2015	Florida, United States
CRH Anesthesia of Knoxville LLC	100%	August 14, 2015	Tennessee, United States
(1)	The shares of Gastroenterology Anesthesia Associates, LLC and NC GAA P.C. are owned by individual medical practitioners. The operations and corporate structure of these subsidiaries are governed by certain agreements, including loans by CRH Medical Corporation (Delaware) to the individual medical practitioners. These agreements, including the affirmative and negative covenants therein in favour of CRH, effectively provide CRH control of GAA and NC GAA.
(2)	On February 23, 2015, IPS of Gainesville, LLC changed its name to CRH Anesthesia of Gainesville LLC. On February 12, 2015, Coastal Anesthesia Providers, LLC changed its name to CRH Anesthesia of Sarasota LLC.

The Company also holds ownership interests in the following subsidiaries:

Subsidiary	Interest(1)	Date of Incorporation	Jurisdiction of Incorporation
Macon Gastroenterology Anesthesia Associates LLC ("MGAA")	65%	November 30, 2015	Georgia, United States
Knoxville Gastroenterology Anesthesia Associates LLC ("KGAA")	51%	July 29, 2015	Tennessee, United States
(1)	As a result of the operating agreements for the above entities, the Company effectively controls both MGAA and KGAA.

GENERAL DEVELOPMENT OF THE BUSINESS
Three Year History

Year Ended December 31, 2013

The Company filed three new patent applications to improve the CRH O'Regan System.

The Company trained 318 physicians, representing 129 practices, in its direct-to-physician program. By year end, more than 495,000 procedures have been performed with the CRH O'Regan System.

Year Ended December 31, 2014

The Company trained 266 physicians, representing 121 practices, in its direct-to-physician program. By year end, more than 630,000 procedures have been performed with the CRH O'Regan System.

On December 1, 2014, the Company, through its subsidiary, acquired control of the business, assets and interests of Gastroenterology Anesthesia Associates, LLC ("GAA"), a limited liability company formed under the laws of Georgia (the "GAA Acquisition") and acquired the management services agreement previously held by a private entity. GAA is a provider of anesthesia services for gastroenterology procedures. The acquisition of GAA further aligns CRH with gastroenterology physician specialists that either are or could be customers of CRH. As part of the acquisition of GAA, CRH acquired the expertise, skills and track record necessary to manage and grow its anesthesia services business.
The Company paid $58,623,000 at closing with up to an additional $14,655,000 payable within 4.5 years based on the acquired business satisfying certain financial performance requirements. The maximum total purchase price, assuming achievement of all performance measures, is $73,278,000.

The GAA Acquisition was financed by cash on hand along with senior and subordinated credit facilities from Knight Therapeutics Inc. ("Knight") for $30,000,000 and affiliates of Crown Capital Partners Inc. ("Crown") for CAD$22,500,000 (the "Crown Facility"), as well as a loan from The Bloom Burton Healthcare Structured Lending Fund II ("Bloom Burton").  In conjunction with the GAA Acquisition, the Corporation also completed a non-brokered private placement for 6,967,845 common shares, at a subscription price of CAD$0.82 per share, to, among others, the owner of GAA and associated individuals, which further aligns the GAA sellers with CRH's business prospects.  The Company filed a Business Acquisition Report on Form 51-102F4 in respect of the GAA Acquisition on February 13, 2015 (the "GAA BAR").

Year Ended December 31, 2015
During the year ended December 31, 2015, the Company added to its anesthesia business, which it started with GAA acquisition, with four accretive anesthesia transactions:  John's Creek Anesthesia LLC ("John's Creek"), MGAA, KGAA and Associates in Digestive Health LLC ("ADH").  In combination, the Company acquired these businesses for an aggregate purchase consideration of $19,888,352, including $18,465,700 paid via cash and $1,422,652 paid via shares.  In, 2015, these transactions contributed revenues of $4,678,558 and net earnings before tax of $383,993.

In November 2015, the Company entered into a credit facility with the Bank of Nova Scotia (the "Scotia Facility", and together with the Crown Facility, the "Credit Facilities").  The Scotia Facility, which has a maturity date of April 30, 2018, provides financing of up to $33,000,000.  The Scotia Facility is repayable in full at maturity, with scheduled principal repayments on a quarterly basis beginning March 31, 2016 based upon the outstanding balance of the Scotia Facility.  The Scotia Facility is a revolving credit facility which the Company may terminate at any time without penalty.  The Scotia Facility bears interest at a floating rate based on the U.S. prime rate, LIBOR or bankers' acceptance rates plus an applicable margin.  The Scotia Facility was used to extinguish the Knight and Bloom Burton debt acquired in 2014.

In September 2015, the Company's common shares were approved for listing on the NYSE MKT, LLC (the "NYSE MKT") subject to continued satisfaction of listing requirements. The Company's common shares began trading on the NYSE MKT under the ticker "CRHM" on September 3, 2015. The Company's common stock is dual listed and will continue to trade on the TSX under its existing symbol "CRH."

On March 25, 2015, the Company closed a bought deal equity offering and over-allotment option of 7,000,000 and 1,050,000 common shares, respectively, at a price of $2.72 (CAD$3.40) per common share for gross proceeds of $21,865,893 (CAD$27,370,000). In connection with the offering, the underwriters were paid a 6% commission totaling approximately $1,311,954 (CAD$1,642,200) and were issued 241,500 broker warrants with a total value of $249,149.  The Company incurred additional share issuance costs of $299,230 (CAD$375,059) in relation to the offering.

Throughout the year, the Company continued to grow its O'Regan business.  As of December 31, 2015, the Company has trained 2,175 physicians to use the CRH O'Regan System, representing 811 clinical practices.

DESCRIPTION OF BUSINESS

Overview
CRH is a North American company focused on providing physicians with innovative products and services for the treatment of gastrointestinal diseases. The Company's product distribution strategy focuses on physician education, patient outcomes, and patient awareness. The Company's first product, the CRH O'Regan System, is a single use, disposable, hemorrhoid banding technology that is safe and highly effective in treating hemorrhoid grades I – IV.  CRH distributes the CRH O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to physicians, allowing CRH to create meaningful relationships with the physicians it serves.

In December 2014, CRH acquired a full service gastroenterology anesthesia company, GAA, which provides anesthesia services for patients undergoing endoscopies and colonoscopies. Performing these procedures under anesthetic makes these procedures more comfortable for patients and allows GIs to perform more procedures. CRH plans to leverage the capabilities it acquired through GAA to consolidate the highly fragmented gastroenterology anesthesia provider business. The Company's goal is to establish CRH as the premier provider of innovative products and essential services to GIs throughout the United States. Each of the Company's two primary lines of business is discussed below.

CRH O'Regan System

What are Hemorrhoids?

Hemorrhoids are normal cushions of tissue and blood vessels in the lower rectum which normally play a role in maintaining continence.  In a large number of people, these hemorrhoidal cushions undergo changes which typically lead to any number of perianal symptoms.  It is at this point when patients typically seek treatment for their hemorrhoidal "disease". Hemorrhoids are classified as either internal or external:

•
External – swollen vascular and soft tissue which is present below the "Dentate Line" which can often be seen and felt under the skin outside the anal canal. They often appear as a small bulge and are the same color as the skin. These can become irritated, inflamed or thrombosed, are generally treated by over the counter remedies or in some cases, a surgical procedure.  External hemorrhoids are often mistakenly "blamed" for patients' symptoms that are actually caused by their internal hemorrhoids, explaining why so many patients with "external" symptoms respond to treating their internal hemorrhoids.

•
Internal – swollen and prolapsing vascular tissue which are inside of the anal opening, and form above the "Dentate Line".  When internal hemorrhoids become abnormal, they may protrude out through the anus while straining or during defecation. A reference to "hemorrhoids" in a clinical setting is generally a reference to internal hemorrhoids.

Internal hemorrhoids fall into one of four "grades" depending on the degree of severity.  Grade I hemorrhoids do not prolapse, and so very infrequently cause symptoms.  These patients are usually treated with over the counter remedies and diet, and if any symptoms are present they are typically self-limited. Grades II through IV are typically in need of treatment, and rubber band ligation is the most frequent type of treatment utilized on these patients, although many Grade IV patients require surgical intervention, which is quite costly and painful.  Successful treatment of lesser grades of hemorrhoids may well prevent the development of Grade IV disease.

There are many presumed factors which may increase the likelihood of developing hemorrhoidal symptoms.  These factors include: aging, chronic constipation or diarrhea, pregnancy, hereditary issues, chronic straining during bowel movements, and faulty bowel function due to overuse of laxatives or enemas. Hemorrhoid symptoms include: itching, bleeding, swelling, prolapse, leakage, and in patients with associated external hemorrhoids, lumps and pain
.
According to the National Institute of Health, the prevalence rate of hemorrhoids in the United States is at least 4.4% of the population and approximately 50% of the United States population will develop hemorrhoids by age 50.

According to the American Society of Colon and Rectal Surgeons, hemorrhoids are one of the most common ailments, with the onset typically occurring usually after age 30. The peak prevalence occurs between 45 and 65 years of age. Most patients with milder cases appear to suffer in silence, or may seek over-the-counter remedies, rather than turning to a medical professional.

Hemorrhoid Treatment Procedures

Rubber Band Ligation

A small rubber band is placed around the base of the hemorrhoid inside the rectum. The band cuts off circulation, the banded tissue sloughs within a few days, and scar tissue forms, preventing the tissue from prolapsing or causing symptoms. Rubber band ligation may be utilized for the vast majority of hemorrhoid patients.

The banding technique is the most widely accepted form of treatment as it requires no anaesthesia, is simple to perform, can be done in a doctor's office, and is relatively inexpensive and effective.

Coagulation by use of lasers, heat or direct current

Coagulation by use of lasers or heat causes the treated hemorrhoid tissue to coagulate, creating scar tissue that is intended to stop the prolapse, lessening the hemorrhoidal symptoms. Coagulation can also be performed with infrared light (photocoagulation). It is mostly used for small to medium sized hemorrhoids.  Direct current can be used in order to generate peroxide at one of the electrodes, which also creates scar tissue in an attempt to prevent hemorrhoid prolapse.  This last procedure is fairly time consuming, and is accompanied by pain in a number of patients.

Injection sclerotherapy with chemicals

With injection sclerotherapy, a doctor injects a chemical solution under the surface of the hemorrhoid. The solution causes inflammation and scarring of the tissue in an attempt to keep the hemorrhoidal tissue from causing symptoms. This technique is not widely used, and complications can occur if the solution is not injected precisely where it is needed.

Surgery

A hemorrhoidectomy is performed by a surgeon with local anesthetic plus sedation, or more typically a spinal anesthetic or a general anesthetic. It is sometimes performed on an outpatient basis, but an overnight or inpatient hospital stay can be required. It is a more expensive procedure than the other options as it is required to be performed in a hospital or ambulatory surgery center.  Surgery is accompanied by greater cost, as well as post procedural pain and disability.

Stapling

A "PPH" or a "stapled hemorrhoidectomy" utilizes a specialized device which can cut and then staple together a portion of the rectal lining, causing scar tissue that typically keeps the hemorrhoid tissue in place, minimizing the patient's symptoms. This procedure gained favor because it caused less pain and disability than the conventional surgical hemorrhoidectomy, but more recent experience has shown that this procedure is not without the potential for significant complications.

Transanal Hemorrhoidal Dearterialization ("THD")

A more recent development, this surgical procedure utilizes a specialized scope to help identify the arteries which supply blood to the hemorrhoidal tissues. This localization allows for the surgeon to suture those vessels, reducing blood flow to the hemorrhoids as well as to cause scarring which helps to minimize hemorrhoidal symptoms. This technique demonstrates promise, but it is still a surgical procedure, causing significantly more pain disability than the non-surgical approaches outlined above.

The CRH O'Regan System

Invented in 1997 by laparoscopic surgeon Dr. Patrick J. O'Regan, and cleared by the United States Food and Drug Administration ("FDA") in 2000, the CRH O'Regan System represents a significant advancement in rubber band ligation.
The CRH O'Regan System is an entirely disposable, single-use device for hemorrhoid treatment.  Previous metal instruments were introduced in the 1950s and 1960s, before the advent of virulent, blood borne pathogens such as HIV and Hepatitis B and C.  Today they pose reprocessing challenges and concerns about cross-patient infection.

The ligator is a plastic plunger suction device resembling a syringe, which is applied to each hemorrhoid in turn, two cm above the dentate line. Manual suction is induced to cause a portion of the hemorrhoid cushion to enter the nozzle, and the band is then released to strangulate the tissue.  Only one band is used to facilitate the later adjustment and to reduce the risk of complications.  This procedure can be performed under direct visualization with a specially designed anoscope or using a "blind" technique where the device is inserted to a mark through the anus and directed to one of the hemorrhoid cushions, which is then banded.

Evidence of Use

A large 2005 study of the CRH O'Regan System reported the lowest hemorrhoid treatment complication rate ever published at 16 out of 5,424 procedures, or 0.3%. Post-band bleed occurred in eight patients (0.4%), post-band pain in three patients (0.2%) and post-band thrombosis in five patients (0.3%).  No other complications were observed.  Compared to conventional rubber band ligation, these figures demonstrate a ten-fold reduction in complications.  The results also showed the CRH O'Regan System to have lower recurrence (4.8%) at two years than previous banding techniques (12%) or even hemorrhoidectomy (5-8%).  However, patient compliance with dietary changes and recommended bowel habits may have marked influence on recurrence rates and long-term studies to confirm whether this distinction exists at late follow-up have not been conducted.

A 2006 study was conducted to evaluate the effectiveness and complications associated with rubber band ligation using the CRH O'Regan System. The study included treatment for 60 patients and no major complications were noted.  The study concluded that the CRH O'Regan System is associated with a good response and low complication rate.  Minor early and late bleeding was reported in 10% and 6.7% respectively, but none was severe.  Pain occurred in 6.7% but was not severe.  In all cases clinical and endoscopic improvement was observed and patients of all ages, including the elderly, were found to be tolerant to the procedure.  The study concluded the technique is a safe and reliable treatment option.

A 2008 study involving 113 patients and a total of 257 banding events concluded that the outpatient treatment of hemorrhoids by GIs using the CRH O'Regan System is safe and effective. Initial symptoms were resolved in 94% of patients, and rectal bleeding resolved in 90% of patients after at least one banding event. These results were sustained at three months. There were no cases of pelvic sepsis.  Patient satisfaction with the System was high - overall, 81% were highly satisfied with their treatment and 75% said they would choose this therapy again over a surgical option and/or recommend it to a friend.  Patients do not require time off from work after the procedure.

A study entitled The Long Term Results of Hemorrhoid Banding Using the O'Regan Disposable Suction Ligator, involved 20,286 ligations with the CRH O'Regan System on 6,690 patients. The results indicated an 8% recurrence of all three hemorrhoids over an average of 42 months and a 5% partial recurrence (one or two hemorrhoids). Complications were 0.2% per band or 0.6% per course of treatment. The study concluded that the use of the CRH O'Regan System was a significant improvement on Barron's original RBL device that has performed well since its introduction. The recurrence and partial recurrence rate is low and the safety profile is exceptional.

Commercialization Strategies

In 2008, as a strategy to achieve rapid adoption of the CRH O'Regan System by a broader segment of the medical community, the Company began developing the capability to bring our CRH O'Regan System directly to physicians.  This strategy, called the "direct-to-physician program" positions the Company to increase the number of physicians who utilize the Company's products, capture market share and build brand awareness and value.

More than 14.2 million colonoscopies are performed annually in the United States of which 82.5% are performed by approximately 8,000 GIs.  It is estimated that hemorrhoids requiring treatment are diagnosed in 15% – 20% of colonoscopies. The Company believes that most of these hemorrhoid sufferers have historically gone untreated.  The CRH O'Regan System provides GIs with an effective modality to treat hemorrhoidal disease and increase their practice revenue.

CRH is actively expanding the direct-to-physician program by targeting the distribution of the CRH O'Regan System directly to the over 8,000 GIs practicing in the United States  More than 75% of the gastroenterology groups trained by the Company since June 2008 have adopted the CRH O'Regan System.

CRH utilizes many methods to create awareness and demand for the CRH O'Regan System.  Awareness is created through a number of channels and tactics, including key opinion leader endorsement and GI word-of-mouth; articles and advertisements in professional journals and publications; "Grand Rounds"-type presentations at academic institutions and Gastroenterology Fellowship Training Programs; exhibits and product demonstrations at GI conferences; and targeted email and direct mail campaigns.  The information on the CRH O'Regan System website, including procedure videos and published research, also serves as an educational tool and an important source of awareness to the GI community.

The Company is continuing to introduce the CRH O'Regan System into the curriculum of the approximately 165 academic and hospital-based Gastroenterology Fellowship Programs throughout the United States as perianal care is not traditionally a topic covered during training. This segment of the GI market includes approximately 3,000 academic GIs who spend at least 50% of their time caring for patients and the other 50% training future GIs.

The treatment of hemorrhoids is a natural extension of the GI practice.  Hemorrhoid treatment with the CRH O'Regan System expands the continuum of care and provides a fast and painless solution to patients.  Since many hemorrhoid patients also require colonoscopy and other endoscopic services, adoption of the CRH O'Regan System creates additional patient and procedural revenue for the GIs traditional practice.

The integration of the CRH O'Regan System into a GI practice can increase practice revenues.   For example, the treatment of patients using the CRH O'Regan System generates an hourly procedural reimbursement approximately equal to or greater than that of colonoscopy procedures.  Moreover, the reimbursement is typically generated without the need for any additional staff, capital expenditures, or facility requirements.

In contrast to other treatment modalities, the CRH O'Regan System procedure takes less than a minute to perform, does not require anaesthesia or bowel preparation, is well tolerated by patients, and can be performed in an office setting as well as in the ASC.  The CRH O'Regan System is totally disposable and does not require any capital investment.

CRH provides a comprehensive support program for GI practices, including providing clinical training, operational training and marketing programs and materials.

CRH provides physician-to-physician training for GIs at their own practice setting with patients they identify and recruit for treatment.  This enables the GI to see a variety of pathology and learn the procedure by treating patients in a "hands-on" manner, ultimately leading to a greater comfort level with the technology and the associated necessary treatment protocols. These initial patients are also then scheduled for subsequent bandings - contributing to the start-up and growth of hemorrhoid procedures within the practice.

CRH also provides operational training and support to ensure that GI office staff are comfortable describing the procedure and are able to address the questions most frequently asked by hemorrhoid sufferers seeking our treatment.  The training includes hemorrhoid education, technology facts, phone scripts, frequently-asked questions, optimal patient flow processes and scheduling methodologies, and a billing and coding overview. In addition, CRH provides hemorrhoid content that may be added to the GI practice website.  The goal is to ensure that the GI practice can effectively convert treatment inquiries into patient appointments and bring new patients in.

CRH provides a comprehensive marketing support program to assist GIs with integrating the CRH O'Regan System into their practice.  Marketing programs and materials are available at no charge and are designed to quickly and effectively educate new and existing patients about the procedure.

CRH also provides web-based marketing resources to GI practices by adding their practice profile to the CRH website. The CRH consumer website (www.crhsystem.com) directs hemorrhoid sufferers to trained physicians near them who offer our procedure.  The creation of a direct link between the practice website and the CRH website has been one of the most beneficial tools for driving new patients to our GI partner practices.

Specialized Skill & Knowledge

The Company's management team has developed specific skills and knowledge in the United States healthcare market from the Company's prior operation of Centers for Colorectal Health. The degree to which the Company has operated within multiple states and the specific laws associated with healthcare services within each state provide it with a national scope of knowledge not easily acquired. There is a significant amount of fragmentation of legal requirements, medical service reimbursement levels and local healthcare contracting that the Company must evaluate prior to penetrating any particular market. Knowledge has been acquired by the Company in order to gather and process the critical information required to make quantifiable decisions to enter prospective markets. The Company continues to acquire this knowledge and processing skills by expanding the know-how of existing management and acquiring new personnel with the requisite skills sets required.

Competition

The majority of rubber band ligation procedures are performed using metal re-usable ligators and retractors.  In the same way that disposable syringes have replaced re-usable syringes in most medical applications, it can be expected that disposable ligators will replace re-usable ligators.  The table below, which compares the CRH O'Regan Ligator to the traditional device, as well as other hemorrhoid treatment devices, was prepared by the Company's management.

	CRH O'Regan System	McGiveny Ligator	Saeed "Short Shot"	Ultroid	Kilroid Not available in North America	HET	Endoscopic Banding
Assistance required	No	Often	Often	Sometimes	Often	Often	Yes
Length of procedure	Approximately 1 minute	Approximately 5 - 15 minutes	Approximately 5 - 10 minutes	Approximately 10 - 20 minutes	Approximately 5 - 10 minutes	Approximately 5 - 10 minutes	Approximately 10 - 30 minutes
Patient comfort	No Anoscope required, greater patient comfort	Anoscope and technique increase patient discomfort	Technique and multiple site banding increases patient discomfort	Length of procedure and Probe used for procedure increase patient discomfort.	Technique increases patient discomfort	Most patients receive anesthesia because of risk of discomfort	Requires bowel preparation and sedation
Ease of Use by Physician	Easy to learn one handed technique	2 handed techniques required, instrumentation is more difficult to utilize	2 handed technique required	2 handed technique required, length of procedure make instrumentation is more difficult to utilize	2 handed technique required	Requires specialized anoscope and grasping devices	Requires endoscope and multiple assistance
Cleaning	Disposable	Sterilization and maintenance required.	Disposable, significantly more waste with suction tubing canisters	Disposable probe, hand piece not disposable and cannot be sterilized	Disposable, significantly more waste with suction tubing canisters	Disposable	Sterilization and maintenance required.
Additional Equipment/Capital Investment required	None	Up front instrument purchase Cleaning and sterilizing expense	Wall suction	Power generator	Wall suction	Current generator some instrumentation	Endoscopic facility and associated equipment
Training	On-site physician training	None	None	Non-physician onsite and video	n/a	Non-physician onsite and video	Training included in fellowship
Other Support	Marketing and operational	None	None	Marketing and operational	n/a	None	None
Cost	$65 -75	Initial cost + cost of cleaning and maintenance	$60 -65 (includes tubing and canisters)	$80	n/a	Initial investment plus a per treatment cost >$600/procedure	$250 + cost of endoscopy, ASC, etc.

Intangible Properties

Pursuant to an agreement dated May 8, 2001 as amended, the Company acquired the patent and all other rights to the CRH O'Regan Ligator from Dr. Patrick J. O'Regan, a former director of the Company, in exchange for common shares of the Company. The patent regarding the CRH O'Regan Ligator was registered in the name of the Company in the patent office on August 27, 2002. The CRH O'Regan System consists of the CRH O'Regan Ligator and the slotted Anoscope.  The CRH O'Regan Ligator is a disposable, minimally invasive hemorrhoid banding device. The CRH O'Regan Ligator was patented in the United States by Dr. Patrick O'Regan, a former director of the Company. A list of the patents covering the Company's technology is listed below.

Foreign Operations

While the Company's headquarters are in Vancouver, British Columbia, substantially all of the Company's revenues from sales of the CRH O'Regan System are generated in the United States.

Regulatory Approval

The FDA, Health Canada, and the European Union and comparable agencies in other foreign countries impose requirements upon the design, development, manufacturing, marketing and distribution of medical devices.  The applicable regulations require clearance or approval before the devices can be sold.  After the applicable approvals are granted the regulatory agencies require companies to comply with quality system requirements and maintain annual registrations.

The Company has FDA 510(k) clearance (K963166 and K020702) for the United States, CE Mark (Class I CE device – self declared) for Europe and Medical Device Licences (#65042 and #65043) for Health Canada. These registrations are legal prerequisites for the Company to market and sell the CRH O'Regan Ligator, Anoscope and CRH O'Regan System in the United States, the European community, Canada and many countries worldwide that accept these registrations. The Company's quality system is also certified to ISO13485:2003 CMDCAS by BSI Group America Inc.

Operations and Manufacturing

The Company, which operates a Quality Management System that complies with the requirements of ISO 13485:2003, is committed to continuously improve the quality of our products and services to better satisfy the needs and expectations of our customers.  We have selected subcontractors that are qualified to provide the design and manufacturing of our CRH O'Regan Ligator and disposable Anoscope.

All subcontractors are monitored and evaluated on a regular basis to ensure the highest quality product.  Each year we conduct a thorough review of the relationship and perform quality audits of their facilities. While the Company has outsourced design and manufacturing activities, we maintain direct control over customer service activities to ensure that we provide our best service to our customers.  Through an established system of customer feedback we are able to monitor for signs of quality problems and customer issues.

Customer and Technical Services

The Company has established a feedback system to provide early warning of quality problems and to determine whether it has met the customer's requirements.  Customer complaints, expressions of satisfaction and other unsolicited customer feedback are collected and processed by Customer Service.

Intellectual Property

A vital part of the Company's business strategy is to protect its products and technologies through the use of patents, proprietary technologies and trademarks, to the extent available. Success will depend, in part, upon the ability to obtain and enforce strong patents, to maintain trade secret protection and to operate without infringing the proprietary rights of others.  Current CRH policy is to seek patent protection for proprietary technology whenever and wherever commercially practical. It has acquired or received patents for marketing in the United States, Canada, Europe and in some parts of Asia. See "Risk Factors" regarding patent duration.

Patent Portfolio
Country	Application or Patent Number	Title
US	7,029,438	ANOSCOPE
CA	2,363,473	ANOSCOPE
US	5,741,273	ELASTIC BAND LIGATION DEVICE FOR THE TREATMENT OF HEMORRHOIDS
CA	2,240,850	ELASTIC BAND LIGATION DEVICE FOR THE TREATMENT OF HEMORRHOIDS
Japan	4465179	ELASTIC BAND LIGATION SYSTEM FOR TREATMENT OF HEMORRHOIDS
US	US 9101360	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD
US	13/972,168 - pending	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD
US	13/972,202 - pending	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD
International – Patent Cooperation Treaty	PCT/US2013/066390	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD
International – Patent Cooperation Treaty	PCT/US2013/066397	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD
International – Patent Cooperation Treaty	PCT/US2013/066407	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD
United States - (US)	14/807,304	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
China P.R. - (CN)	PCT/US2013/066390	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
European Patent Convention - (EP)	13891750.5	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
China P.R. - (CN)	PCT/US2013/066397	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD FOR TREATMENT OF HEMORRHOIDS
European Patent Convention - (EP)	PCT/US2013/066397	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD FOR TREATMENT OF HEMORRHOIDS
China P.R. - (CN)	PCT/US2013/066407	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD FOR TREATMENT OF HEMORRHOIDS
European Patent Convention - (EP)	13892001.2	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD FOR TREATMENT OF HEMORRHOIDS
India - (IN)	PCT/US2013/066390	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
Japan - (JP)	PCT/US2013/066390	ELASTIC BAND LIGATION DEVICE WITH INTEGRATED OBTURATOR AND METHOD FOR TREATMENT OF HEMORRHOIDS
India - (IN)	PCT/US2013/066397	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD FOR TREATMENT OF HEMORRHOIDS
Japan - (JP)	PCT/US2013/066397	ELASTIC BAND LIGATION DEVICE WITH LOCKING MECHANISM AND METHOD FOR TREATMENT OF HEMORRHOIDS
India - (IN)	PCT/US2013/066407	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD FOR TREATMENT OF HEMORRHOIDS
Japan - (JP)	PCT/US2013/066407	ELASTIC BAND LIGATION DEVICE WITH ANTI-PINCH FEATURE AND METHOD FOR TREATMENT OF HEMORRHOIDS

Employees

As at December 31, 2015, the Company had eleven full time employees and a few part-time contractors supporting the CRH O'Regan System and related business operations. Additionally the Company has five full time employees designated as corporate. We believe that our relationship with our employees is good and none of the employees is a member of a labor union or is covered by a collective bargaining agreement.  All senior management, employees and consultants are required to sign confidentiality agreements, invention assignment, and non-completion provisions.

Cycles and Economic dependence

The provision of healthcare services in the United States has changed as a result of the shifts within the healthcare insurance market. Some of these shifts include a decline in overall Health Maintenance Organization ("HMO") market-share due to patients demand to see "out of network" physicians. Other shifts are high deductible plans and health savings plans that are putting healthcare expenditure more in the hands of patients. These shifts have an effect on the frequency and the types of treatment that patients will seek and thus have an effect on treatments that may be considered elective. Although the treatment of hemorrhoids with ligation is a covered procedure by most insurance plans, some patients may still consider the treatment as elective due to the above factors.

Revenue from the sale of the CRH O'Regan System was $9.6 million and $8.6 million for years ending December 31, 2015 and 2014 respectively. Many healthcare plans in the United States have deductibles and other patient related cost. As a result of these plans, and other factors, the Company experiences fluctuations in quarterly revenue. Historically approximately 23% of the annual revenue is recorded in the first calendar quarter, 25% in the second calendar quarter, 25% in the third calendar quarter, and 27% of annual revenue from the sale of the CRH O'Regan System is recorded in the fourth calendar quarter.

Gastroenterology Anesthesia Services

CRH Anesthesia Management, LLC ("CRH Anesthesia Management") specializes in providing anesthesia services during medical procedures performed by United States GIs. Most commonly this is propofol sedation for upper endoscopy and lower endoscopy procedures performed in ASCs. CRH Anesthesia Management enters into service agreements with facilities to become the exclusive provider of anesthesia at that location. In return, CRH undertakes to staff the facility with the appropriately trained, experienced and board certified anesthetists and anesthesiologists. In addition, CRH Anesthesia Management ensures its providers are credentialed to provide services at ambulatory surgery centers and that billing and payment for the rendered services is carried out. All payment for the delivered services is made by appropriate commercial or Government payers or by the patient themselves. The serviced GI group is not responsible for payment for the procedure. The Company has outsourced the billing, collection and certain management functions associated with providing the anesthesia services.

CRH Anesthesia Management currently provides anesthesia services in 18 GI-focused ASCs, to 100,000+ patients per year, using a team of more than 50 CRNAs, under the supervision of an anesthesiologist medical director.

Evidence of use

Based upon Medicare payment analysis, an estimated 50% of the approximately 25 million GI endoscopy procedures are performed with anesthesia. The remaining procedures use moderate sedation, typically by combining an opioid and benzodiazepine e.g. the fentanyl-Versed regimen, which does not require the involvement of an anesthetist.

The use of anesthesia for GI endoscopic procedures has shown a significant increase in use over the last decade. A Medicare cohort study showed an anesthesia utilisation rate of 11% in 2000, rising to 23.4% in 2006, while a published survey of commercial payer data showed anesthesia was used in 13.6% of cases in 2003, increasing to 35.5% in 2009, and was forecasted to increase to 53.7% during 2015. We believe anesthesia for GI endoscopy is the de facto standard of care and that adoption will continue to increase.

Physician and patient preference

We believe many GIs prefer propofol sedation due to its pharmacologic properties that include rapid onset, rapid recovery and fewer recovery-associated symptoms compared to moderate sedation. This is associated with increased patient compliance during the procedure and less utilization of resources during recovery, which can improve procedure throughput and scheduling efficiency.

We believe patients also strongly prefer the use of anesthesia, which allows for a more comfortable procedure and a reduced recovery time that is free from nausea and drowsiness associated with the moderate sedation regimen.

Commercialization strategies

The Company's anesthesia business strategy is to establish itself as a high quality, reliable provider of anesthesia services to facilities performing GI endoscopies. There are approximately 800-1,000 GI-centric ASCs in the United States and through organic and acquisition-based growth, the Company expects to further penetrate the market by increasing the number of facilities in which it provides anesthesia services.

Organic growth includes same-unit procedure volume growth, primarily driven by growth of the referring GI group. Facility-based organic growth involves entering into new service agreements either to service GI groups that do not currently utilise anesthetist-supervised sedation for their procedures or by replacing existing anesthesia providers.

The Company will also seek to expand its operations by both acquiring established GI-focused anesthesia groups and forming de novo partnerships. GI anesthesia acquisitions consist of either a 100% acquisition or a joint venture model where the Company attains majority ownership. A joint venture model allows the physician group to monetize a portion of their anesthesia business while retaining an ongoing revenue stream and reducing risk from both a regulatory and reimbursement standpoint. A de novo partnership is provided as an option to those GI groups seeking to benefit financially from providing anesthesia services to their patients. This arrangement both creates a new source of revenue for the physicians and eliminates the need for involvement in daily operations. The Company will integrate the acquired professional service agreements into its established billing and staffing processes.

In all scenarios, CRH provides practices with a "turn-key" anesthesia solution so that the integration of CRH's services is done quickly and without disruption. This also allows GIs to focus solely on their core business of upper and lower endoscopies. In addition to the daily  management of the anesthesia business through billing, collections, staff recruitment, credentialing, and scheduling, those partnering with CRH take advantage of such things as our quality assurance/quality improvement program and patient questionnaires which can be a burden for many GI practices. CRH has established itself as a long-standing, trusted partner in the GI community through the CRH O'Regan System due to its focus on the patient and by providing a level of service to both the GI and practice staff that is unparalleled in the industry. The Company will continue to leverage the relationships that have been established with 2,000+ GIs throughout the country in order to propel its growth in anesthesia services.

The Company will also focus on establishing its reputation in the anesthesia space as a high-quality provider of anesthesia services, thereby fostering maintenance and adoption of its services.

Specialized Skill and Knowledge

The Company prides itself on its patient focus and commitment to improving patient care by the use of evidenced-based medicine. The Company has retained access to key opinion leaders in the GI community and experienced anesthesiologists, whose market insight is invaluable in guiding the formulation and subsequent success of growth strategies for the Company. The Company acquired the requisite capabilities and expertise to successfully operate the acquired business and will continue to invest in their development and improvement. Areas of expertise include payer contracting, staffing, anesthesia provider credentialing and procedure billing. The Company continues to acquire knowledge in this space through each transaction and by acquiring new staff with requisite skills and expertise.

Competition

Though there are several large multi-speciality anesthesia providers, the market is highly fragmented, consisting primarily of many small anesthesia provider groups that service between one to three ASCs. Competition in the business is driven by a number of factors that include reputation, experience and the level of care. As such, at times the Company competes with other anesthesia management and provider groups to secure new service agreements and to maintain service agreements that are due for renewal. The Company plans to continue to focus on the GI market and leverage its reputation for high-quality value-added service, established through its CRH O'Regan System business to consolidate the market and further establish itself as a trusted anesthesia provider.

Additionally, the Company competes with other medical service companies and private equity groups that are active in acquiring and consolidating medical services groups, including in GI anesthesia.

The procedural volume of the Company's anesthesia professional services agreements is also dependent upon the ability of the referring GI group to acquire patients through direct patient acquisition or referral from a primary care physician.

Intangible properties

The Company's intangible properties pertaining to the anesthesia business include its exclusive professional service agreements with each of the serviced facilities. The majority of our agreements are multi-year and can be renewed if agreed upon by both parties.

Foreign Operations

While the Company's headquarters are in Vancouver, British Columbia, all of the Company's revenues for anesthesia services are generated in the United States.

Economic Dependence

GI endoscopies are primarily elective procedures and are therefore susceptible to the dynamics of the general economy, which can influence the proportion of the population covered by private insurance and the number willing to pay relevant copays and deductibles, thereby influencing overall procedure volumes.

Though the co-pay and deductible for anesthesia during screening colonoscopies was eliminated as a part of the ACA in 2015, many private healthcare plans in the United States have deductibles and other patient related costs. As a result of these plans, and other factors, the Company may experience fluctuations in quarterly revenue.

Historically, approximately 23% of annual revenue generated from each ASC is recorded in the first calendar quarter, 25% in the second calendar quarter, 25% in the third calendar quarter, and 27% of annual anesthesia services revenue is recorded in the fourth calendar quarter.

The Company's success in anesthesia is also tied to the reimbursements set forth by payors. Though not anticipated, a dramatic cut to anesthesia reimbursements for endoscopic procedure may limit our financial success.

Employees

As is typical for operations of this nature, the service providers working with the Company are primarily independent contractors and as such the Company has only a minimal number of direct employees.

RISK FACTORS

This document contains forward-looking statements regarding our Company, business, prospects and results of operations that involve risks and uncertainties.  Our actual results could differ materially from the results that may be anticipated by such forward-looking statements and discussed elsewhere in this Annual Information Form.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Annual Information Form.  If any of the following risks occur, our business, financial condition or operating results could be harmed.  In that case, the trading price of our common shares could decline.

Investment in the common shares of the Company is speculative and involves a high degree of risk, is subject to the following specific risks among others, and should be undertaken only by purchasers whose financial resources are sufficient to enable them to assume such risks.  The common shares of the Company should not be purchased by persons who cannot afford the possibility of the loss of their entire investment. Prospective purchasers should review these risks as well as other matters disclosed elsewhere in this Annual Information Form with their professional advisors.

Risks Related to Our Company

We may need to raise additional capital to fund future operations.

The Company became profitable in the first quarter of 2011, which was consistent with its strategy when the Company altered its business development strategy in the fourth quarter of 2010 to focus exclusively on selling its CRH O'Regan system directly to physicians.  With the GAA Acquisition in the fourth quarter of 2014, the Company altered its business strategy further and now provides anesthesia services in addition to its existing medical product.

Based on our current cash resources, estimated capital requirements and anticipated revenues, we expect that we can maintain current operations. There can be no assurance that unforeseen developments or circumstances will not alter our requirements for capital.  Any additional equity financing will be dilutive to our shareholders.  If access to sufficient capital is not available as and when needed, our business may be impaired.

Advancing our product and current business operations, market expansion of our currently marketed product or growth of our anesthesia services, service of our debt, or acquisition and development of any new products, businesses or operations will require considerable resources and additional access to capital markets. In addition, our future cash requirements may vary materially from those now expected. For example, our future capital requirements may increase if:

•	we experience more competition from other companies or in more markets than anticipated;
•	we experience delays or unexpected increases in costs in connection with maintaining regulatory approvals for our product or services in the various markets where we sell our product and provide our services;
•	we experience unexpected or increased costs relating to preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, or other lawsuits, brought by either us or our competition;
•	we elect to raise additional capital in order to service or repay all or a portion of our outstanding debt;
•	we elect to develop, acquire or license new technologies, products or businesses; or
•	we are presented with suitable opportunities and elect to accelerate the pace of our continued growth strategy.

We could potentially seek additional funding through public or private equity or debt financing, corporate collaborations or through other transactions. However, if revenues are slow to increase or if capital market conditions in general, or with respect to companies such as ours, are unfavourable, our ability to obtain significant additional funding on acceptable terms, if at all, will be negatively affected. Additional financing that we may pursue may involve the sale of our common shares or financial instruments that are exchangeable for, or convertible into, our common shares which could result in significant dilution to our shareholders.

If sufficient capital is not available, we may be required to delay or alter our current operations or our business expansion, either of which could have a material adverse effect on our business, financial condition, prospects or results of operations.

Continuing unfavorable economic conditions could have an adverse effect on our business.

Global economic conditions continue to be unpredictable and may continue to result in slow economic growth. The number of unemployed and under-employed workers remains significant. We could experience additional shifts in the nature of patient reimbursement if economic conditions do not improve or deteriorate further. This may result in lower patient volumes.

These conditions could also lead to additional increases in the number of unemployed and under-employed workers and decline in the number of private employers that offer healthcare insurance coverage to their employees. Employers that do offer healthcare coverage may increase the required contributions from employees to pay for their coverage and increase patient responsibility amounts. As consequence the number of patients who participate in government-sponsored programs or are uninsured could increase. Payments received from government sponsored programs are substantially less than payments received from managed care and other third-party payors. A payor mix shift from managed care and other third-party payors to government payors may result in an increase in our estimated provision for contractual adjustments and uncollectables and corresponding decrease in our net patient service revenue.  Further increases in the government component of our payor mix at the expense of other third-party payors could result in significant reduction in our average reimbursement rates.

We are subject to various restrictive covenants and events of default under the Credit Facilities.

Under the Credit Facilities, the Company has made various restrictive covenants to the lenders, including to make payments of interest and principal when due. The Credit Facilities are available for review on www.sedar.com.

If there is an event of default under either of these agreements, the principal amount owing under the Credit Facilities, plus accrued and unpaid interest, may be declared immediately due and payable. If such an event occurs, it could have a material negative impact on the Company financially. Any extended default under the Credit Facilities, could result in the loss of the Company's entire business.

In addition, the Credit Facilities include various conditions and covenants that require CRH to obtain consents prior to carrying out certain activities and entering into certain transactions, such as incurring additional debt, creating additional charges on the Company's assets, and providing additional guarantees or disposing of certain assets. As a result of the restrictive covenants or other terms of any existing or new loan or other financing agreements, the Company may be significantly restricted in its ability to raise additional capital through bank borrowings and debt to engage in some transactions that CRH expects to be of benefit to the Company. The inability to meet these conditions and covenants or obtain lenders' consent to carry out restricted activities could materially and adversely affect the business and results of operations of CRH.

We are exposed to market risk related to changes in interest rates. Our earnings are affected by changes in short-term interest rates as a result of borrowings under the Credit Facilities. As a result, if interest rates rise, our cost of borrowing will increase, negatively impacting our earnings.

Despite current indebtedness levels, we may still be able to incur substantially more debt, which could further exacerbate the risks associated with increased leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although our Credit Facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur additional debt above the levels currently in effect, the risks associated with our leverage, including those described above, would increase.

The policies of health insurance carriers may affect the amount of revenue the Company receives.

The principal market for the Company's products and services currently is in the United States healthcare industry.  Reimbursement policies of healthcare insurers and others, both private and governmental, directly affect the ability of the Company and its customers to receive appropriate reimbursement for procedures related to the Company's offerings. Many factors, including mounting concerns about rising healthcare costs, may cause the providers of such reimbursement to adopt more restrictive reimbursement policies, which may limit the price that the Company can charge for its products and services, affect the Company's ability to collect reimbursements in a timely manner, or reduce the demand for each of our products and services, all of which would have adverse effect on the Company's revenues and its financial performance.

The Company may not be successful in marketing its products and services.

In order to sustain and increase revenues, the Company's products and services must achieve a significant degree of market acceptance.  If the Company is unable to promote, market and sell its products and services or secure relationships with physicians and ambulatory surgery centers, the Company's business, financial condition and results of operations would be materially adversely affected.

Levels of market acceptance for our products and services could be impacted by several factors, many of which are not within our control, including but not limited to:

•	safety, efficacy, convenience and cost-effectiveness of our products and services;
•	scope of approved uses and marketing approval;
•	difficulty in, or excessive costs to, manufacturing;
•	infringement or alleged infringement of the patents or intellectual property rights of others;
•	maintenance of business arrangements with healthcare providers;
•	availability of alternative products or services from our competitors; and
•	acceptance of the price of our products and services.

If our competitors are able to develop and market products that are preferred over the CRH O'Regan System, are able to grow service businesses that are preferred over CRH's anesthesia services or other businesses preferred over other products and services that we may develop, we may not be able to generate sufficient revenues to continue our operations.

We may not be able to contend successfully with competitors. The medical industry is highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies, services and treatments. Certain of our competitors, either alone or together with their collaborators, have substantially greater resources than we do. The existence of other products, services or treatments of which we are not aware, or products, services or treatments that may be developed in the future may reduce the marketability of the CRH O'Regan System, CRH's anesthesia services and any future operations, particularly to the extent such products or services:

•	are more effective;
•	have fewer or less severe adverse side effects;
•	have better patient compliance;
•	receive better reimbursement terms;
•	are accepted by more physicians;
•	have better distribution channels;
•	are easier to administer; or
•	are less expensive.

Unfavorable changes or conditions could occur in the states where our operations are concentrated.

A majority of our anesthesia services revenue in 2015 was generated by our operations in four states. In particular, Georgia accounted for approximately 83% of our anesthesia revenue in 2015. Adverse changes or conditions affecting these particular states, such as healthcare reforms, changes in laws and regulations, reduced reimbursements and government investigations, economic conditions, weather conditions, and natural disasters may have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our securities.

We operate in an industry that is subject to extensive federal, state, and local regulation, and changes in law and regulatory interpretations.

The healthcare industry in the United States is subject to extensive federal, state, and local laws, rules, and regulations relating to, among other things:

•	payment for services;
•	corporate practice of medicine;
•	conduct of operations, including fraud and abuse, anti-kickback, physician self-referral, and false claims prohibitions;
•	protection of patient information; and
•	medical waste disposal and environmental protection.

In recent years, the United States Congress and some state legislatures have introduced an increasing number of proposals to make significant changes in the healthcare system. Changes in law and regulatory interpretations may reduce our revenue and profitability, restrict our existing operations, limit the expansion of our business, or impose new compliance requirements on our industry.

In recent years, both federal and state government agencies have increased civil and criminal enforcement efforts relating to the healthcare industry. This heightened enforcement activity increases our potential exposure to damaging lawsuits, investigations, and other enforcement actions. Any such action could distract our management and adversely affect our business reputation and profitability.

In the future, different interpretations or enforcement of laws, rules, and regulations governing the healthcare industry could subject our current business practices to allegations of impropriety or illegality or could require us to make changes in our business programs, increase our operating expenses, and distract our management. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program payments, suffer civil and criminal penalties, or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources to respond to an investigation or other enforcement action under these laws or regulations.

Changing legislative and regulatory requirements and healthcare spending and pricing pressures may adversely affect our business

The government and regulatory authorities in Canada, the United States, Europe and other markets in which we may sell our products or provide our services may propose and adopt new legislation and regulatory requirements relating to medical products and services approval criteria and manufacturing requirements. Such legislation or regulatory requirements, or the failure to comply with such legislation or regulatory requirements, could adversely impact our operations and could have a material adverse effect on our business, financial condition and results of operations.

The growth of overall healthcare costs as a percentage of gross domestic product in many countries means that governments and payors are under intense pressure to control healthcare spending even more tightly. These pressures are particularly strong given the ongoing effects of the global economic slowdown, including debt crises in certain countries in Europe, and the risk of a similar crisis in the United States. As a result, our businesses and the healthcare industry in general are operating in an ever more challenging environment with very significant pricing pressures.

Government and private sector initiatives to limit the growth of healthcare costs, including price regulation, competitive pricing, coverage and payment policies, comparative effectiveness of therapies, technology assessments, and managed-care arrangements are under consideration by the United States Congress.  These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical procedures and devices. United States government programs, including Medicare and Medicaid, private healthcare insurance, and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments, and other mechanisms designed to constrain utilization and contain costs.  As a result of our operations efficiencies and cost controls, we believe we are well-positioned to respond to changes resulting from the trend toward cost-containment; however, uncertainty remains as to the nature of any future legislation, making it difficult for us to predict the potential impact of cost-containment trends on future operating results.

The ACA may have a significant effect on our business.

It remains uncertain whether the ACA will ultimately increase or decrease the number of our patients with private healthcare insurance, obtained either through employers or the health insurance exchanges. Payments under policies issued through the healthcare exchanges may be less than payments from private healthcare insurance programs. The ACA contains a number of provisions that have affected us and may continue to affect us over the next several years. These provisions include the establishment of health insurance exchanges to facilitate the purchase of qualified health plans, expanded Medicaid eligibility, subsidized insurance premiums and additional requirements and incentives for businesses to provide healthcare benefits. Other provisions have expanded the scope and reach of ACA and other healthcare fraud and abuse laws.

Many of the ACA's most significant reforms, such as the establishment of state-based and federally facilitated insurance exchanges that provide a marketplace for eligible individuals and small employers to purchase healthcare insurance, only became effective in the beginning of 2014. Following three enrollment periods, the most recent of which ran through January 31, 2016, it has been projected that approximately 10 million people, including new applicants and returning customers, are enrolled. In some cases, patients' responsibility for costs related to healthcare plans obtained through the insurance exchanges may be high and could increase in the future, and we may experience increased bad debt due to patients' inability to pay for certain services

Changes in the United States federal Anti-Kickback Statute and Stark Law and/or similar state laws, rules, and regulations.

The United States federal Anti-Kickback Statute (the "Anti-Kickback Statute") prohibits the offer, payment, solicitation, or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid, or any other federally funded healthcare program. Additionally, the Anti-Kickback Statute prohibits any form of remuneration in return for purchasing, leasing, ordering or arranging for, or recommending the purchasing, leasing, or ordering of items or services payable by Medicare, Medicaid, or any other federally funded healthcare program. The Anti-Kickback Statute is very broad in scope, and existing case law and regulations have not uniformly or definitively interpreted many of its provisions. Violations of the Anti-Kickback Statute may result in substantial civil or criminal penalties, including imprisonment of up to five years, criminal fines of up to $25,000, civil monetary penalties of up to $50,000 for each violation plus three times the remuneration involved or the amount claimed, and exclusion from participation in the Medicare and Medicaid programs.

The United States federal physician self-referral law (the "Stark Law"), prohibits, subject to certain exceptions, physicians from making referrals of a Medicare or Medicaid beneficiary for a "designated health service" to an entity if the physician or an immediate family member has a financial relationship with the entity. Some of the services our affiliated physicians and professional groups provide include designated health services. A violation of the Stark Law could result in repayment of amounts collected for services furnished pursuant to an unlawful referral, the imposition of civil monetary penalties, and exclusion from participation in the Medicare and Medicaid programs.

Many states have enacted laws similar to the Anti-Kickback Statute and, to a lesser degree, the Stark Law. These laws generally apply to both government and non-government health programs. These laws vary from state to state and have infrequently been the subject of judicial or regulatory interpretation.

Other federal healthcare fraud and abuse laws prohibit healthcare-related fraud, theft or embezzlement, false statements, obstruction of criminal investigations, and money laundering. These laws apply to all healthcare programs regardless of whether such programs are funded in whole or in part with federal funds. Violations of these provisions constitute felony criminal offenses, and potential sanctions for such violations include imprisonment and/or substantial fines.

Although our operations and arrangements with our affiliated physicians and professional groups have been structured in an attempt to comply with the Anti-Kickback Statute and the Stark Law and similar state laws, a government agency or a private party could assert a contrary position. Additionally, new federal or state laws may be enacted that would cause our arrangements with our affiliated physicians and professional groups to be illegal or result in the imposition of fines and penalties against us.

If we are unable to adequately protect or enforce our intellectual property, our competitive position could be impaired.

Our success and competitive position with the CRH O'Regan System are dependent in part upon our proprietary intellectual property. Our primary patents in the United States and Canada expired on March 8, 2016. Although we seek to protect our proprietary rights through a variety of means including the filing of three additional patents in September 2013, one of which issued in 2015, we cannot guarantee that the protective steps we have taken are adequate to protect these rights. Patents issued to or licensed by us in the past or in the future may be challenged and held invalid. The scope of our patent claims also may vary between countries, as individual countries have distinctive patent laws. In addition, as our patents expire, we may be unsuccessful in extending their protection through patent term extensions. The expiration of, or the failure to maintain or extend our patents, could have a material adverse effect on us.

Our commercial success depends in part on our ability to:

•	obtain patents or rights to patents and maintain their validity;
•	protect our trade secrets; and
•	effectively enforce our proprietary rights or patents against infringers.

Patent applications may not result in patents being issued. Until a patent is issued, the claims covered by the patent may be narrowed or removed entirely and therefore we may not obtain adequate patent protection. As a result, we may face unanticipated competition, or conclude that, without patent rights, the risk of bringing products to the market is too great. Any patents that we own or license may be challenged, invalidated or circumvented and may not provide us with protection against competitors. We may be forced to engage in costly and time-consuming litigation in order to protect our intellectual property rights. Patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products or technologies. Patent rights are limited in time and have expiration dates. Our patent rights may expire without replacement by further rights, which could increase our risk from competition. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and non-disclosure agreements. These agreements may not provide meaningful protection of our technology and operations model or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information and, in any event, others may develop independently, or obtain access to, the same or similar information. Our failure or inability to protect our trade secrets and proprietary know-how could impair our competitive position.

We may spend significant resources to enforce our intellectual property rights and such enforcement could result in litigation. Intellectual property litigation is complex and can be expensive and time-consuming. However, our efforts in this regard may not be successful. We also may not be able to detect infringement. In addition, competitors may design around our technology or develop competing technologies. Patent litigation can result in substantial cost and diversion of effort. Intellectual property protection may also be unavailable or limited in some foreign countries, enabling our competitors to capture increased market position. The invalidation of key intellectual property rights or an unsuccessful outcome in lawsuits filed to protect our intellectual property could have a material adverse effect on our financial condition, results of operations or prospects.

The success of our business depends in part on our ability to obtain and maintain intellectual property protection for our technology and know-how, and operate without infringing the intellectual property rights of others.  It is possible that as a result of future litigation our products currently marketed may be found to infringe or otherwise violate third party intellectual property rights.

Government authorities or other parties may assert that our business practices violate antitrust laws.

The healthcare industry is subject to close antitrust scrutiny. In recent years, United States regulatory authorities have taken increasing steps to review and in some cases take enforcement action against business conduct and acquisitions in the healthcare industry. Violations of antitrust laws may be punishable by substantial penalties including significant monetary fines civil penalties criminal sanctions and consent decrees and injunctions prohibiting certain activities or requiring divestiture or discontinuance of business operations. Any of these penalties could have material adverse effect on our business financial condition and results of operations.
Our employees and business partners may not appropriately secure and protect confidential information in their possession.

Each of our employees and business partners is responsible for the security of the information in our systems and to ensure that private and financial information is kept confidential. Should an employee or business partner not follow appropriate security measures, including those related to cyber threats or attacks, such non-compliance may result in the release of private or confidential financial information. The release of such information could have material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to successfully recruit and retain qualified anesthesiologists or other independent contractors.

The healthcare business is highly competitive. We compete with other healthcare providers, primarily hospitals and other surgery centers in recruiting and retaining sufficient number of anesthesiologists to perform our services operations. We compete with many types of healthcare providers including teaching research and government institutions and other practice groups for the services of qualified anesthesiologists.
Some of our competitors may have greater resources than we do, including financial, marketing, staff and capital resources, have or may develop new technologies or services that are attractive to physicians or patients, or have established relationships. We may not be able to continue to recruit new anesthesiologists or renew contracts with existing contractors on acceptable terms. If we are not able to do so, our ability to provide anesthesia services, revenue and net income could be adversely affected.

A significant number of our affiliated physicians could leave our affiliated ASCs

Our affiliated physicians may leave our affiliated ASCs for a variety of reasons, including retirement, death and to provide services for other types of healthcare providers, such as teaching, research and government institutions, hospitals and health systems and other practice groups. If a substantial number of our affiliated physicians leave our affiliated ASCs, our business, financial condition, results of operations and cash flows could be materially adversely affected.

We may be unable to enforce the non-competition and other restrictive covenants in our agreements.

Certain of our anesthesiologists, contractors, and other business partners have entered into agreements where they have agreed not to compete within specified geographic areas for certain periods after termination of such agreements.
The law governing non-competition agreements and other forms of restrictive covenants varies from jurisdiction to jurisdiction. Although we believe that the noncompetition and other restrictive covenants applicable to our anesthesiologists, contractors, and other business partners are reasonable in scope and duration and therefore enforceable under applicable law, courts and arbitrators in some jurisdictions are reluctant to strictly enforce non- competition agreements and restrictive covenants. If we are unable to enforce the non-competition covenants in these agreements, our business, financial condition, results of operations and cash flows could be materially adversely affected. We cannot predict whether court or arbitration panel would enforce these covenants.

ASCs or other customers may terminate or not renew their agreements.

The majority of our professional service agreements are multi-year and can be renewed if agreed upon by both parties. Our customers may cancel or not renew their contracts with us. Adverse economic conditions, including decreased federal and state funding, could influence future actions of our partners or other customers. To the extent that our arrangements with our partners or other customers are canceled, or are not renewed or replaced with other arrangements having at least as favorable terms, our business, financial condition and results of operations could be adversely affected.

If regulations or regulatory interpretations change, we may be obligated to re-negotiate agreements of our anesthesiologists or other contractors.

Due to regulations prohibiting the corporate practice of medicine, the shares of GAA and NC GAA P.C. ("NCGAA's") are owned by an individual medical practitioner. Both GAA's and NCGAA's operations and corporate structure are governed by certain agreements, including a loan by CRH Medical Corporation to the individual medical practitioner.  These agreements, including the affirmative and negative covenants therein in favour of CRH, effectively provide CRH control of GAA and NCGAA.

If certain regulations or regulatory interpretations change, particularly in relation to the medical practice and physician ownership, we will be obligated to adapt or re-negotiate our operating agreements to comply with such regulations.  The cost of adapting or re-negotiating these agreements could be substantial. There can be no assurance, however, that our existing capital resources would be sufficient for us to meet any future obligations to adapt or re-negotiate our operating agreements, if they arise.

The re-negotiating of these agreements could have a material adverse effect on our financial condition and results of operations. While we believe physician ownership and our operating strategy is in compliance with applicable law, we can give no assurances that legislative or regulatory changes would not have an adverse impact on us. From time to time, these issues are considered by some state legislatures and federal and state regulatory agencies.

If we are unable to manage growth, we may be unable to achieve our expansion strategy.

The success of our business strategy depends in part on our ability to expand our operations in the future. Our growth has placed, and will continue to place, increased demands on our management, operational and financial information systems, and other resources. Further expansion of our operations may require substantial financial resources and management attention.

To accommodate our past and anticipated future growth, and to compete effectively, we will need to continue to improve our management, to implement our operational and financial information systems, and to expand, train, manage, and motivate our workforce. Our personnel, systems, procedures, or controls may not be adequate to support our operations in the future. Further, focusing our financial resources and diverting management's attention to the expansion of our operations may negatively impact our financial results. Any failure to improve our management, to implement our operational and financial information systems, or to expand, train, manage, or motivate our workforce may reduce or prevent our growth.

We are dependent on complex information systems.

Our business depends on standardized procedures for operational, financial and billing operations and numerous complex, integrated information systems, some of which are licensed from third parties, and any failure to successfully maintain these systems or implement new systems or any disruptions in our information systems could materially harm our operations.

We may not be able to effectively undertake or manage our growth initiatives.

The Company may decide to add or acquire new products, services or businesses or expand internationally. There can be no assurances that the addition of new products, services or business or expansion internationally, if any, will prove successful. Future growth may cause a strain on the Company's management and its operational and financial resources. There can be no assurance that we will be able to effectively manage such growth. Our failure to do so could have a material adverse effect upon our business, prospects, results of operations and financial condition. Such demands may require the hiring of additional management personnel and the possible development of additional expertise by management. The performance of any potential new products or businesses or international expansion would be uncertain.

In addition to our acquisition growth strategy, we seek opportunities for increasing revenue from our existing operations through same-unit and organic growth strategies. We also seek opportunities to grow organically outside of our existing operations. We may not be able to successfully execute our same-unit and organic growth strategies for various reasons. In addition, certain of our organic growth strategies may involve risks and uncertainties similar to those for our acquisition strategy.

Our senior management has been key to our growth, and we may be adversely affected if we lose any member of our senior management.

The Company is dependent on its senior management. Consequently, our ability to retain these individuals and attract other qualified individuals is critical to our success. In addition, because of a relative scarcity of individuals with the high degree of education and business experience required for our business, competition among companies for qualified employees is intense and, as a result, we may not be able to attract and retain such individuals on acceptable terms, or at all. The loss of key management personnel or our inability to attract, retain, and motivate sufficient numbers of qualified management personnel could have a material adverse effect on the Company.

Incentive provisions for our key executives include the granting of equity-based compensation that vest over time or based on performance, designed to encourage such individuals to stay with us. However, a low share price, whether as a result of disappointing growth, revenues, income or as a result of market conditions generally, could render such agreements of little value to our key executives. In such event, our key executives could be susceptible to being hired away by our competitors who could offer a better compensation package.  If we are unable to attract and retain key personnel our business, financial condition and results of operations may be adversely affected.

Conflicts of interest may arise among the Company's officers and directors as a result of their involvement with other companies.

Certain of our directors and officers serve or may in the future serve as directors, officers, advisors, and members of management of other companies and, therefore, it is possible that a conflict may arise between their duties as a director or officer of CRH, and their duties as a director,  officer, advisor or member of management of such other companies. There can be no assurance that if conflicts do arise, they will be resolved in a manner favourable to us. There can be no assurance that future transactions or arrangements between CRH and any such entities will be advantageous to us.

Risks and economic dependence on suppliers.

The Company is economically dependent on one critical supplier for the CRH O'Regan System.  The supplier, a clean room injection molding manufacturing company based in Ontario, Canada, performs contract manufacturing and assembly for the Company.  Currently, the Company has one set of manufacturing molds which are used for the injection molding and these molds are inventoried at the supplier's facility.
Manufacturing operations are subject to numerous unanticipated technological problems and delays. Our manufacturers are, and will be, subject to regulations specified by the various regulatory bodies such as Health Canada and the FDA. There can be no assurance that we will be able to comply with all stated manufacturing regulations. Failure or delay by our manufacturers to comply with such regulations or to satisfy regulatory inspections could have an adverse effect on the Company's business and operations.

The Company's anesthesia services are dependent on maintaining a continual supply of Propofol. CRH currently sources Propofol through supply agreements with narcotics manufacturers and its physicians and medical practitioners. A breach of any of these agreements, or a deterioration of the relationships with the parties thereto, could result in an interruption of the Company's Propofol supply. Any interruption in the Company's Propofol supply could have a material adverse effect on the Company's anesthesia business and operations.

As the Company is dependent on a minimal number of suppliers for all manufacturing services and procurement of Propofol, any interruption caused by a business shutdown by the supplier (e.g., bankruptcy, fire, or labour dispute) could be challenging for the Company.  Although the Company mitigates these risks by maintaining open relationships with other suppliers that could perform similar services, maintaining an appropriate level of inventory, and performing quality and business audits of its suppliers on a regular basis, we cannot guarantee that we will be able to enter into new supply contracts, advantageous to us or at all, in the event of a shutdown. Any such shutdown may have a material adverse effect on our business, financial condition or results of operations.

Changes in the medical industry and the economy may affect the Company's business.

The Company's business may be affected by factors beyond its control, such as an economic recession or the aggressive pricing policies of competitors. Future technological advances in the continually changing medical industry can be expected to result in the availability of new products and services that will compete with the products and services that the Company may develop or render the Company's current product and anesthesia services obsolete. We expect that market demand, governmental regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances, which may exert further downward pressure on the prices of our products and services and could adversely impact our business, financial condition, and results of operations.

Our industry is already competitive and could become more competitive.

The healthcare industry is highly competitive and subject to continual changes in the methods by which services are provided and the manner in which healthcare providers are selected and compensated.
Because some of our operations consist primarily of anesthesia services provided within ambulatory surgery centers, we compete with other healthcare services companies and physician groups for contracts with ambulatory surgery centers to provide our services to patients. Our anesthesia services are provided under exclusive service agreements of varying duration which we may need to renew, renegotiate or replace. Our ability to renew, renegotiate or replace significant agreements will be critical to our success. We also face competition from hospitals themselves to provide our services.

Companies in other healthcare industry segments, some of which have greater financial and other resources than ours, may become competitors in providing gastroenterology services or anesthesia care. Additionally we face competition from healthcare-focused and other private equity firms. We may not be able to continue to compete effectively in this industry and additional competitors may enter metropolitan areas where we operate. This increased competition may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including those of Canadian securities regulators, the United States Securities and Exchange Commission, the Toronto Stock Exchange and the NYSE MKT are creating uncertainty for companies such as ours.  These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.  This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  We are committed to maintaining high standards of corporate governance and public disclosure.  As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with greater frequency and are expected to occur in the future. Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses. All of these uncertainties are leading generally toward increasing insurance costs, which may adversely affect our business, results of operations and our ability to purchase any such insurance, at acceptable rates or at all, in the future.

Adverse events related to our product or our services may subject us to risks associated with product liability, medical malpractice or other legal claims, insurance, recalls and other liabilities, which may adversely affect our operations.

There is an inherent risk in rubber band ligation of hemorrhoids, like other medical devices, and in the use of anesthesia services, like other medicines, of the occurrence of an adverse event. One example of such an event is that in rare cases rubber band ligation of hemorrhoids can lead to sepsis, which if left untreated, can result in serious medical consequences, including death. Examples of adverse events related to anesthesia include anaphylaxis, nerve damage, and embolism, which can result in serious medical consequences and in rare circumstances, can lead to death. Such adverse events could have material adverse consequences on our sales, business, operations and financial performance.
The occurrence of unanticipated serious adverse events or other safety problems could cause the governing agencies to impose significant restrictions on the indicated uses for which our product and services may be marketed, impose other restrictions on the distribution or sale of the product or provision of our services. In addition, post-market discovery of previously unknown safety problems or increased severity or significance of a pre-existing safety signal could result in withdrawal of the product from the market, product recalls or other material adverse effects on our operations.

We may be held liable or incur costs to settle liability claims if our product, services or contracted anesthesiologists cause injury.  Although we currently maintain product liability and medical malpractice insurance, we cannot assure you that this insurance is adequate, and, at any time, it is possible that such insurance coverage may cease to be available on commercially reasonable terms, or at all.  A product liability or medical malpractice claim, or a claim based in related legal theories of negligence or vicarious liability among others, could result in liability to us greater than our total assets or insurance coverage.  Moreover, product liability, medical malpractice or other claims could have an adverse impact on our business even if we have adequate insurance coverage.

Our products and services have been approved by the applicable regulatory authorities. Our product and services may also fail to meet patient expectations or produce harmful side effects. Such unexpected quality, safety or efficacy issues may be caused by a number of factors, including manufacturing defects, failure to adhere to good clinical practices, failure to adhere to good manufacturing practices, non-compliance with clinical protocols or the presence of other inadequacies of product-related information conveyed to physicians or patients, or other factors or circumstances unique to the patient.  Whether or not scientifically justified, such unexpected safety or efficacy concerns can arise and may lead to product recalls, loss of or delays in market acceptance, market withdrawals, or declining sales, as well as liability, consumer fraud and/or other claims.

It is impossible to predict the scope of injury or liability from such defects, adverse events or unexpected reactions, or the impact on the market for such products and services of any allegations of these claims, even if unsupported, or the measure of damages which might be imposed as a result of any claims or the cost of defending such claims. Substantial damage awards and/or settlements have been handed down – notably in the United States and other common law jurisdictions – against medical companies based on claims for injuries allegedly caused by the use of their products and services. Although our shareholders would not have personal liability for such damages, the expenses of litigation or settlements, or both, in connection with any such injuries or alleged injuries and the amount of any award imposed on us in excess of existing insurance coverage, if any, may have a material adverse impact on us and on the price of our common shares. In addition, we may not be able to avoid significant liability exposure even if we take appropriate precautions, including maintaining liability coverage (subject to deductibles and maximum payouts). Any liability that we may have as a result could have a material adverse effect on our business, financial condition and results of operations, to the extent insurance coverage for such liability is not available. Liability claims in the future, regardless of their ultimate outcome, could have a material adverse effect on our reputation and on our ability to attract and retain customers.

We may be subject to a variety regulatory investigations, claims, lawsuits, and other proceedings.

Due to the nature of the Company's business, including without limitation the Company's public listing, operations in the medical industry, product and anesthesia services, we may be subject to a variety of regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of the Company's business. The results of these legal proceedings cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on our business.

Our industry is the subject of numerous governmental investigations into marketing and other business practices which could result in the commencement of civil and/or criminal proceedings, substantial fines, penalties, and/or administrative remedies, divert the attention of our management, and have an adverse effect on our financial condition and results of operations.

Our industry is the subject of numerous governmental investigations into marketing and other business practices. This has included increased regulation, enforcement, inspections, and governmental investigations of the medical device industry and disclosure of financial relationships with healthcare professionals. These investigations could result in the commencement of civil and/or criminal proceedings, substantial fines, penalties, and/or administrative remedies, divert the attention of our management, and have an adverse effect on our financial condition and results of operations. We anticipate that the government will continue to scrutinize our industry closely, and that additional regulation by governmental authorities, both foreign and domestic, may increase compliance costs, exposure to litigation and other adverse effects to our operations.

Our industry is subject to health and safety risks.

We produce products and provide services for human use. While we take substantial precautions such as quality control, assurance testing, controlled production methods and approved clinical procedures, the associated health and safety risks cannot be eliminated. Our products or services may be found to be, or to contain substances that are, harmful to the health of our patients and customers and which, in extreme cases, may cause serious health conditions or death. This sort of finding may expose us to substantial risk of litigation and liability.

Further, we could be forced to discontinue production of certain products or methodology of certain services, which would harm our profitability. The Company maintains liability insurance coverage; however, there is no guarantee that our current coverage will be sufficient or that we can secure insurance coverage in the future at commercially viable rates or with the appropriate limits.

We may or may not successfully identify and complete corporate transactions on favorable terms or achieve anticipated synergies relating to any acquisitions or alliances, and such acquisitions could result in unforeseen operating difficulties and expenditures or require significant management resources and significant charges.

As a part of our growth strategy, we regularly explore potential acquisitions of complementary businesses, technologies, services or products as well as potential strategic alliances or divestitures of assets or a sale of the Company. We may be unable to find suitable acquisition candidates or appropriate partners with which to form alliances. Even if we identify appropriate acquisition or alliance candidates, we may be unable to complete the acquisitions or alliances on favorable terms, if at all, as a result of changes in tax laws, healthcare regulations, financial market or other economic or market conditions. Acquisition activities can be thwarted by overtures from competitors for the targeted candidates, government regulation and replacement product developments in our industry. Competition may intensify due to the ongoing consolidation in the healthcare industry, which may increase our acquisition costs. In addition, the process of integrating an acquired business, technology, service or product into our existing operations could result in unforeseen difficulties and expenditures. Integrating completed acquisitions into our existing operations involves numerous short-term and long-term risks, including diversion of our management's attention, failure to retain key personnel, long-term value of acquired intangible assets and acquisition expenses. In addition, we may be required to comply with laws, rules and regulations that may differ from those of the states in which our operations are currently conducted. Moreover, we may not realize the anticipated financial or other benefits of an acquisition or alliance.

Future acquisitions could also involve the issuance of equity securities, the incurrence of debt, contingent liabilities or amortization of expenses related to other intangible assets, any of which could adversely impact our financial condition or results of operations. The issuance of shares of our common stock for an acquisition may result in dilution to our existing shareholders and, depending on the number of shares that we issue, the resale of such shares could affect the trading price of our common stock. In addition, equity or debt financing required for such acquisitions may not be available.

Any corporate transaction will be accompanied by certain risks including but not limited to:

•	exposure to unknown liabilities of acquired companies and the unknown issues with any associated technologies or research. Such liabilities may include liabilities for failure to comply with applicable laws, or liabilities relating to medical malpractice claims. Generally we obtain indemnification agreements from the sellers of businesses acquired with respect to pre-closing acts, omissions and other similar risks. It is possible that we may seek to enforce indemnification provisions in the future against sellers who may no longer have the financial wherewithal to satisfy their obligations to us. Accordingly, we may incur material liabilities for past activities of acquired businesses;
•	certain acquired businesses may derive a greater portion of their revenue from government health programs than what we recognize on a consolidated basis or that have business models with lower operating margins than ours, which could affect our overall payor mix or operating results in future periods;
•	higher than anticipated acquisition costs and expenses;
•	exposure to other companies' shares that shareholders could receive as consideration for our shares in a corporate transaction;
•	the difficulty and expense of integrating operations, systems, and personnel of acquired companies;
•	disruption of our ongoing business;
•	uncertainty an acquired business will continue to maintain its pre-acquisition revenue and growth rates or be financially successful;
•	inability to retain key customers, distributors, vendors and other business partners of the acquired company;
•	diversion of management's time and attention;
•	the realization of financial and operating risks not fully anticipated; and
•	potential challenges under antitrust laws either before or after an acquisition is consummated, which could involve substantial legal costs and result in us having to abandon the transaction or make a divestiture.

We may not be able to successfully overcome these risks and other problems associated with acquisitions and this may adversely affect our business, financial condition or results of operations.

Anti-takeover provisions could discourage a third party from making a takeover offer that could be beneficial to our shareholders.

Some of the provisions in our articles of incorporation and by-laws could delay or prevent a third party from acquiring us or replacing members of our Board of Directors, even if the acquisition or the replacements would be beneficial to our shareholders. These provisions could also reduce the price that certain investors might be willing to pay for our securities and result in the market price for our securities, including the market price for our common shares, being lower than it would be without these provisions.
Significant shareholders of the Company could influence our business operations and sales of our shares by such significant shareholders could influence our share price.

The exercise of voting rights associated with shares held by any significant shareholder of the Company at meetings of shareholders may have significant influences on our business, and operations. If such a shareholder holds those shares for the purpose of investment, and if it were to sell those shares in the market in the future, it could have significant influences on our share price, depending on the market environment at the time of such sale.

The continuing development of our products and provision of our services depends upon us maintaining strong relationships with physicians.

The marketing and sales of our products and services is dependent upon our maintaining working relationships with physicians. If we are unable to maintain our strong relationships with these professionals, the development and marketing of our products and services could suffer, which could have a material adverse effect on our consolidated earnings, financial condition, and/or cash flows.

Our common shares may be subject to significant price and volume fluctuations.

The Company's common shares trade on the Toronto Stock Exchange and on the NYSE MKT. Public markets, from time to time, experience significant price and volume fluctuations unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the common shares of the Company. In addition, the market price of the common shares is likely to be highly volatile. Moreover, it is likely that during future quarterly periods, the Company's results and operations may fluctuate significantly or may fail to meet the expectations of stock market analysts and investors and, in such event, the market price of the common shares could be materially adversely affected. In the past, securities class action litigation has often been initiated following periods of volatility in the market price of a company's securities. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

We may face exposure to adverse movements in foreign currency exchange rates.

Our business is primarily based in the United States with a significant portion of our revenues, expenses, current assets and current liabilities denominated in United States dollars. Our financial statements are also expressed in United States dollars. Approximately 50% of our outstanding debt is payable in Canadian dollars. An increase or decrease in the value of foreign currencies relative to the United States dollar could result in increased expenses and losses from currency exchange rate fluctuations. The hedging programs we adopt from time to time may not be adequate to completely offset such exchange rate fluctuations.

If we were to lose our foreign private issuer status under United States federal securities laws, we would likely incur additional expenses associated with compliance with the United States securities laws applicable to United States domestic issuers.

As a foreign private issuer, as defined in Rule 3b-4 under the Exchange Act, we are exempt from certain of the provisions of United States federal securities laws. For example, the United States proxy rules and the Section 16 reporting and "short swing" profit rules do not apply to foreign private issuers. However, if we were to lose our status as a foreign private issuer, these regulations would immediately apply and we would also be required to commence reporting on forms required of United States companies, such as Forms 10-K, 10-Q and 8-K, rather than the forms currently available to us, such as Forms 40-F and 6-K. Compliance with these additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require our management to devote substantial time and resources to comply with new regulatory requirements. Further, to the extent that we were to offer or sell our securities outside of the United States, we would have to comply with the more restrictive Regulation S requirements that apply to United States companies under the United States Securities Act of 1933, as amended, and we would no longer be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could limit our ability to access the capital markets in the future.

We may write-off intangible assets.

The carrying value of our intangible assets is subject to annual impairment testing. Under current accounting standards, goodwill is tested for impairment on an annual basis and we may be subject to impairment losses as circumstances change after an acquisition. If we record an impairment loss related to our goodwill, it could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our securities.

The Centers for Medicare & Medicaid Services ("CMS") may review and reduce the reimbursement of anesthesia procedure codes relevant to GI procedures.

The anesthesia billing procedure codes 00740 and 00810 are used to bill for anesthesia furnished in conjunction with GI procedures. In a review of Medicare claims data, CMS noted that these codes are now reported more than 50 % of the time that several types of colonoscopy procedures are reported. Given the significant increase in the relative frequency with which anesthesia codes are reported with colonoscopy services, CMS believes the relative values of the anesthesia services should be re-examined. In the 2016 physician fee schedule proposed rule, CMS identified billing codes 00740 and 00810 as potentially being incorrectly valued. CMS may re-evaluate the reimbursement associated with these codes.  This re-evaluation and any potential change in reimbursement may take years to complete and become effective. Any reduction in the reimbursement of these two codes could negatively impact our anesthesia services revenue and operating income.

Failure to manage third-party service providers may adversely affect our ability to maintain the quality of service that we provide.

We outsource a limited portion of our revenue cycle management functions to third-party service providers, but we may increase the amount of revenue cycle management functions we outsource in the future. If our outsourcing partners fail to perform their obligations in a timely manner or at satisfactory quality levels or if they are unable to attract or retain sufficient personnel with the necessary skill sets to meet our needs, the quality of our services and operations could suffer. In addition, our reliance on a workforce of others exposes us to disruptions in their business. Our ability to manage any difficulties encountered could be largely outside of our control. Diminished service quality from outsourcing or our inability to utilize service providers could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our securities.

Changes in our effective income tax rate could affect our results of operations.

Our effective tax rate could be adversely affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses arising from stock option compensation, the valuation of deferred tax assets and liabilities and changes in federal, state or provincial tax laws and accounting principles. Increases in our effective tax rate could materially affect our net results.

In addition, we are subject to income tax audits by many tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material impact on the results of operations for that period.

Our employees and third-party contractors may not appropriately record or document services that they provide.

Our employees are responsible for appropriately recording and documenting the services they provide. We use this information to seek reimbursement for their services from third-party payors. In addition, we utilize third-party contractors to perform certain revenue cycle management functions for medical providers, including medical coding. If our employees and third-party contractors do not appropriately document, or where applicable, code for their services or our customers' services, we could be subjected to administrative, regulatory, civil, or criminal investigations or sanctions and our business, financial condition, results of operations and cash flows could be materially adversely affected.

We may be subject to criminal or civil sanctions if we fail to comply with privacy regulations regarding the use and disclosure of patient information.

The Health Insurance Portability and Accountability Act ("HIPAA") Privacy Rule the ("Privacy Rule") restricts the use and disclosure of patient information and requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule (the "Security Rule") establishes elaborate requirements for safeguarding patient health information transmitted or stored electronically.

The Privacy Rule and Security Rule require the development and implementation of detailed policies, procedures, contracts and forms to assure compliance. We have implemented such compliance measures, but we may be required to make additional costly system purchases and modifications to comply with evolving HIPAA rules and our failure to comply may result in liability and adversely affect our business.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information, we could be subject to criminal or civil sanctions.

DIVIDEND POLICY

We have not declared or paid any dividends on the outstanding common shares since our inception and we do not anticipate that we will do so in the foreseeable future.  The declaration of dividends on our common shares is within the discretion of the Board of Directors and will depend on the assessment of, among other factors, earnings, capital requirements and our operating and financial condition.  At the present time, anticipated capital requirements are such that we intend to follow a policy of retaining earnings in order to finance the further development of the business.

DESCRIPTION OF CAPITAL STRUCTURE AND MARKET FOR SECURITIES

The Company is authorized to issue 100,000,000 common shares without par value of which 71,206,547 were issued and outstanding as of December 31, 2015.  There is one class of shares only.  Our common shares, which have no par value, are issued in registered form. The common shares are not subject to any future call or assessment and all have equal voting rights.  There are no special rights or restrictions of any nature attached to any of the common shares and they all rank pari passu, each with the other as to all benefits which might accrue to the holders of such common shares.  The holders of common shares have the right to receive, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, any dividends declared by the Company.

All registered shareholders are entitled to receive a notice of any general meetings to be convened by the Company. At any general meeting, subject to the restrictions on joint registered owners of common shares, on a show of hands, every member who is present in person and entitled to vote thereat and every proxyholder duly appointed by a holder of a common share who would have been entitled to vote shall have one vote and on a poll every member shall have one vote for each common share of which he is the registered holder and may exercise such vote either in person or by proxy.  The common shares do not have any pre-emptive rights, conversion rights or redemption rights.
Our common shares trade on the Toronto Stock Exchange under the symbol "CRH".  Our common shares are also listed on the NYSE MKT under the symbol "CRHM" in the United States.

The following table sets forth the high, low and ending sales prices of our common shares on the Toronto Stock Exchange for each of the months of the last completed financial year ended December 31, 2015.

2015	Max	Min	End	Total Volume
January	CAD$2.50	CAD$1.90	CAD$2.41	10,921,900
February	CAD$4.15	CAD$2.35	CAD$3.69	11,337,200
March	CAD$3.90	CAD$3.21	CAD$3.45	11,468,100
April	CAD$4.37	CAD$3.13	CAD$3.46	9,817,200
May	CAD$4.01	CAD$3.30	CAD$3.70	5,724,900
June	CAD$4.90	CAD$3.67	CAD$4.74	8,043,300
July	CAD$5.45	CAD$4.35	CAD$5.05	13,171,700
August	CAD$5.50	CAD$2.85	CAD$4.63	11,372,200
September	CAD$5.35	CAD$3.89	CAD$4.27	12,726,500
October	CAD$4.40	CAD$3.62	CAD$3.73	8,903,300
November	CAD$4.04	CAD$2.94	CAD$3.85	7,500,300
December	CAD$4.47	CAD$2.98	CAD$4.10	7,346,200

The following table sets forth the high, low and ending sales prices of our common shares on the NYSE MKT for each of the months of the last completed financial year ended December 31, 2015.

2015	Max	Min	End	Total Volume
January	$1.96	$1.63	$ 1.91	1,330,600
February	$3.33	$1.91	$ 2.91	1,272,700
March	$3.13	$2.58	$ 2.74	354,300
April	$3.48	$2.70	$ 2.98	252,200
May	$3.30	$2.85	$ 2.98	371,700
June	$3.90	$2.98	$ 3.80	474,700
July	$4.19	$3.52	$ 3.86	423,200
August	$4.18	$2.25	$ 3.56	277,200
September	$4.25	$2.95	$ 3.20	373,700
October	$3.38	$2.80	$ 2.88	597,600
November	$3.05	$2.19	$ 2.88	532,000
December	$3.23	$2.18	$ 2.95	374,700

PRIOR SALES
The following table sets forth information in respect of our common shares that we issued upon the exercise of options granted under our incentive stock option plan during the 2015 financial year:

Exercise Date	Number of Shares	Exercise Price
February 18, 2015	12,500	CAD$0.275
March 3, 2015	50,000	CAD$1.45
March 3, 2015	18,750	CAD$0.56
March 3, 2015	12,500	CAD$0.275
March 3, 2015	25,000	CAD$1.90
March 6, 2015	10,000	CAD$1.00
May 6, 2015	100,000	CAD$1.45
May 6, 2016	25,000	CAD$1.38
May 6, 2015	101,563	CAD$0.56
May 6, 2015	14,063	CAD$0.275
May 6, 2015	7,813	CAD$0.60
May 7, 2015	100,000	CAD$1.45
July 31, 2015	15,000	CAD$1.20
August 4, 2015	10,000	CAD$1.20
August 28, 2015	15,000	CAD$1.20
October 5, 2015	10,000	CAD$1.20
November 18, 2015	15,000	CAD$0.56
November 30, 2015	75,000	CAD$1.38
December 3, 2015	25,000	CAD$1.20
December 3, 2015	80,000	CAD$0.56
December 4, 2015	25,000	CAD$1.38
December 18, 2015	11,000	CAD$0.56
Total	758,189

The following table sets forth information in respect of our common shares that we issued upon the vesting of share units granted under our share unit plan during the 2015 financial year.

Vesting Date	Number of Shares
July 24, 2015	1,000,000
Total	1,000,000

The following table sets forth information in respect of share units that we granted under our incentive stock option plan during the 2015 financial year.

Grant Date	Number of Share Units
February 20, 2015	2,276,000
April 30, 2015	115,000
September 17, 2015	25,000
December 10, 2015	93,000
Total	2,509,000

The following table sets forth information in respect of our common shares that we issued, other than on exercise of stock options and vesting of share units, as set out above, during the 2015 financial year.

Issuance Date	Number of Shares	Issue Price	Reason for Issuance
March 25, 2015	8,050,000	CAD$3.40	Bought Deal Offering
September 10, 2015	375,612	CAD$5.01	KGAA Acquisition
September 17, 2015	140,795	CAD$3.40	Broker Warrant Exercise
Total	8,566,407

During the year, as part of the bought deal offering completed on March 25, 2015, the Company issued 241,500 broker warrants.  The broker warrants expire 18 months from the closing date of the bought deal offering and have an exercise price of CAD$3.40.

No other common shares, debt securities or warrants, or securities exchangeable or convertible into common shares, debt securities or warrants have been issued during the 2015 financial year.

ESCROW SECURITIES

The Company does not have any escrowed securities or securities subject to contractual restrictions on transfer.

DIRECTORS AND OFFICERS

All directors hold office until the next annual general meeting of our shareholders or until they resign or are removed from office in accordance with our articles and the Business Corporations Act (British Columbia).
Each director has formally consented to serve as a director with us.

Our current directors and officers, their business background and principal occupations during the five preceding years and the periods during which each has served in their positions as directors or officers are as follows:

Dr. Anthony F. Holler – Director

Vancouver, British Columbia, Canada

Dr. Holler was appointed as a director and as Chairman of the Board of Directors of the Company on December 21, 2005. Dr. Holler is one of the founders of ID Biomedical Corporation ("ID Biomedical") and held a number of executive positions with ID Biomedical, including Chief Executive Officer and Director. Dr. Holler resigned from ID Biomedical upon the completion of ID Biomedical's acquisition by GlaxoSmithKline. Prior to founding ID Biomedical, Dr. Holler served as an emergency physician at University Hospital at the University of British Columbia.

Member of:  Audit Committee, Corporate Governance & Nominating Committee, Compensation Committee

Dr. David Johnson, – Director

Norfolk, Virginia, USA

Dr. Johnson was appointed to the Board of Directors of the Company on June 1, 2010. Dr. Johnson has been a partner of Gastrointestinal and Liver Specialists of Tidewater, PLLC in Norfolk, VA since 1989, having served at the National Naval Medical Center Gastroenterology division from 1984 to 1989. Dr. Johnson also serves as Professor of Medicine, Chief of Gastroenterology, Eastern Virginia Medical School and is Board-certified in Internal Medicine and Gastroenterology. Additionally, he is a past President of American College of Gastroenterology.

Dr. Bergein Overholt, – Director

Knoxville, Tennessee, USA

Dr. Overholt was appointed to the Board of Directors of the Company on September 24, 2009. Dr. Overholt is Managing Director of Gastrointestinal Associates in Knoxville, TN. He is a past President of the American Society for Gastrointestinal Endoscopy and the American Association of Ambulatory Surgery Centers.

Member of:  Corporate Governance & Nominating Committee

Todd Patrick – Director

Yarrow Point, Washington, United States

Mr. Patrick was appointed to the Board of Directors of the Company on May 25, 2006. Since November 2010, Mr. Patrick has been the President and Chief Executive Officer of C3 Jian, Inc. a private biotechnology company based in Los Angeles, CA. Prior to joining C3 Jian Inc, Mr. Patrick was employed by ID Biomedical as its President from July 1994 to January 2006, when he resigned upon the completion of ID Biomedical's acquisition by GlaxoSmithKline.

Member of:  Audit Committee, Corporate Governance & Nominating Committee, Compensation Committee

Ian Webb – Director

Vancouver, British Columbia, Canada

Mr. Webb was appointed to the Board of Directors of the Company on May 25, 2006. Mr. Webb has been retired since December 31, 2010. Prior to that, he was a partner of the law firm of Borden Ladner Gervais LLP. His practice focused on corporate and securities law with an emphasis on the legal requirements of public companies.

Member of:  Audit Committee, Corporate Governance & Nominating Committee, Compensation Committee

Edward Wright – Director and Officer

Vancouver, British Columbia, Canada

Mr. Wright became the Chief Executive Officer and was appointed to the Board of Directors of the Company on September 18, 2006. Mr. Wright joined the Company from Cartier North America where he held the position of Executive Vice President of Retail for North America since 2005. Prior to that, Mr. Wright held the position President of Baume & Mercier since 2001. While at Cartier, Mr. Wright was responsible for the development and operations of the entire North American retail division, including implementation of strategic goals, supervision of retail development, and ensuring successful achievement of segment.

Richard Bear – Officer

Yarrow Point, Washington, United States

Mr. Bear has served as one of our officers since March 2006.  Mr. Bear is currently the Chief Financial Officer of CRH.  Mr. Bear was the Chief Financial Officer of ID Biomedical from June 2005 until GlaxoSmithKline acquired the company in December 2005.  He served as Vice President, Finance of ID Biomedical from June 2002 through May 2005.  Prior to joining ID Biomedical, Mr. Bear was with XO Communications from September 1995 until May 2002, where he held the positions of Vice President/General Manager and Vice President of Finance.  Mr. Bear received his degree in Business Administration from the University of Washington and is a Certified Public Accountant (CPA).

The following table sets out details of our shares, options and warrants that are directly or indirectly held by directors and executive officers as at December 31, 2015 based on 71,206,547 common shares issued and outstanding on such date:

Name	Number of Common Shares	Percentage of Outstanding Common Shares	Number of Common Shares held under Options and Warrants
Anthony F. Holler	1,525,000	2.14%	191,000
Todd R. Patrick	926,689	1.30%	67,561
Ian A. Webb	53,500	0.08%	191,000
Edward Wright	10,000	0.01%	1,500,000
Dave Johnson	285,900	0.40%	191,000
Bergein Overholt	75,000	0. 11%	91,000
Richard Bear	290,000	0.41%	1,050,000
TOTAL	3,166,089		3,281,561

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

Except as disclosed below, no director or executive officer of the Company:

(a)	is, or has been within the 10 years prior to the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any company that, while that person was acting in that capacity, (i) was the subject of a cease trade or similar order or an order that denied the company access to any exemptions under securities legislation for a period of more than 30 consecutive days, (ii) was subject to a cease trade order or similar order or an order that denied the relevant company an exemption under securities legislation that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.
(b)	nor, to the knowledge of the Company, a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company is, or has been, within the last ten years, a director of executive officer of a company that, while the that person was acting in that capacity, or within a year of ceasing to act in that capacity, declared bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.
(c)	nor, to the knowledge of the Company, a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company has, within the ten years prior to the date of this Annual Information Form become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or been subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his or her assets.
(d)	nor, to the knowledge of the Company, a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has (i) been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or have entered into a settlement agreement with a securities regulatory authority; or (ii) been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Dr. Anthony Holler and Todd Patrick are former directors of Inviro Medical Inc. ("Inviro").  Inviro is a company incorporated under the laws of Canada which owns certain intangible assets including goodwill and customer relationships, and all of the issued and outstanding shares of Inviro Medical Devices, Inc. (the "U.S. Subsidiary").  The U.S. Subsidiary owns inventory manufactured in accordance with licences issued by the Department of Health of the Government of Canada and the FDA.  On October 29, 2010, Inviro declared that it was no longer a going concern, and on or about that date, Inviro ceased to carry on business and all of its directors and officers, including Dr. Holler and Mr. Patrick, resigned.  On February 7, 2011, Dr. Holler, on behalf of a committee of debentureholders of Inviro, filed a Notice of Civil Claim seeking, among other things, an order for the appointment of a receiver of all of the assets and undertakings of Inviro.  On April 9, 2013, the receiver was discharged.  After payment of the receiver's fees and costs, the balance of the receivership proceeds were paid over to Anthony Holler and that money was distributed to the debenture holders of Inviro in accordance with the priorities of their debentures, pro rata.

CONFLICTS OF INTEREST

Some of our directors and officers are also directors and officers of other reporting companies.  It is possible, therefore, that a conflict may arise between their duties as a director or officer of our Company and their duties as a director or officer of such other companies.  All such conflicts are disclosed by them in accordance with the Business Corporations Act (British Columbia) and they govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

In the event that any of our directors or officers has a material interest in any material contract or proposed contract involving our Company, they are required to disclose their interest to the Board of Directors either in writing or in person at a meeting of the directors.  Any such contract is then considered and approved by a majority of the disinterested directors.  Additionally, any non-arm's length or related party transaction that requires the approval of the Toronto Stock Exchange will be subject to more restricted filing and disclosure requirements.  Related party transactions are required to be disclosed in our financial statements.

AUDIT COMMITTEE INFORMATION

Pursuant to National Instrument 52-110, we are required to have an Audit Committee and make the following disclosure.

1.	The Audit Committee's Charter
See Schedule "A"

2.	Composition of the Audit Committee
Name	Independent/non-independent	Financially literate or not financially literate	Relevant Education and Experience
Dr. Anthony Holler	Independent (1)	Financially literate(2)	Previously CEO and Director of ID Biomedical
Todd Patrick	Independent (1)	Financially literate(2)	Previously President and Director of ID Biomedical, Masters of Business Administration – emphasis in finance.
Ian Webb	Independent (1)	Financially literate(2)	Retired Solicitor practicing corporate law and previously Director of ID Biomedical
(1)	A member of an audit committee is independent if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board of Directors, reasonably interfere with the exercise of a member's independent judgment.
(2)	An individual is financially literate if he has the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company's financial statements.

Audit Committee Oversight

At no time since the commencement of the Company's most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board of Directors.

Reliance on Certain Exemptions

At no time since the commencement of the Company's most recently completed financial year has the Company relied on the exemption in Section 2.4 of NI 52-110 (De Minimis Non-audit Services), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

The Audit Committee is authorized by the Board of Directors to review the performance of the Company's external auditors and approve in advance provision of services other than auditing and to consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by the Company. The Audit Committee is authorized to approve any non-audit services or additional work which the Chairman of the Audit Committee deems as necessary who will notify the other member of the Audit Committee of such non-audit or additional work.

External Auditor Service Fees

All fees billed by KPMG, LLP, the Company's external auditors during the two most recently completed financial years are as follows:

	Year ended December 31, 2014	Year ended December 31, 2015
Audit Fees	CAD$175,000	CAD$372,000
Audit-Related Fees	CAD$225,956	CAD$nil
Tax Fees	CAD$85,815	CAD$79,482
All Other Fees	CAD$nil	CAD$nil
Total	CAD$486,771	CAD$451,482

Audit fees:  All services performed by KPMG, LLP in connection with the review of annual consolidated financial statements of the Company including services performed to comply with generally accepted auditing standards.

Audit Related Fees:  All services performed by the KPMG, LLP in connection with, the review of quarterly financial statements in accordance with generally accepted standards for a review; equity due diligence required by underwriters, regulators and other parties in connection with raising capital for the Company and internal control reviews.

Tax Fees:  All services performed by the KPMG, LLP in connection with tax planning, compliance and advice.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set forth herein and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or executive officers of the Company, any shareholder directly or indirectly beneficially owning, or exercising control or direction over, shares carrying more than 10% of the voting rights attached to the shares of the Company, nor an associate or affiliate of any of the foregoing persons has during the three most recently completed financial years, or during the current financial year, had any material interest, direct or indirect, in any transactions that materially affected or is reasonably expected to materially affect the Company or any of its subsidiaries.

MATERIAL CONTRACTS

In connection with the GAA Acquisition, on December 2, 2014, the Company entered into a definitive acquisition agreement with GAA and also acquired the business interest contained in a management services agreement held by another private entity. Copies of both definitive agreements pertaining to the GAA Acquisition have been filed on SEDAR and are available at the Company's public profile page at www.sedar.com.

On November 24, 2015, the Company entered the Scotia Facility.  The Scotia Facility, which has a maturity date of April 30, 2018, provides financing of up to $33,000,000.  As at December 31, 2015, the Company had drawn $17,000,000 on the Scotia Facility.  The Scotia Facility is repayable in full at maturity, with scheduled principal repayments on a quarterly basis beginning March 31, 2016 based upon the outstanding balance of the Scotia Facility.  The Scotia Facility is a revolving credit facility which the Company may terminate at any time without penalty.  The Scotia Facility bears interest at a floating rate based on the U.S. prime rate, LIBOR or bankers' acceptance rates plus an applicable margin.  At December 31, 2015, the interest rate on the Scotia Facility was LIBOR plus 2.75%.  Commitment fees, legal fees directly related to the Scotia Facility, and standby charges usual for borrowings of this nature were and are payable.  The Scotia Facility replaced the Knight credit facility as the Company's senior debt agreement on extinguishment of the Knight credit facility. The Company also used proceeds under the Scotia Facility to extinguish its credit facility with Bloom Burton.  The Scotia Facility is secured by the assets of the Company.  The Scotia Facility requires the Company to maintain the following financial covenants:

Financial Covenant	Required Ratio
Senior debt to EBITDA ratio	2.25:1.00
Total funded debt ratio	3.00:1.00
Fixed charge coverage ratio	1.30:1.00

A copy of the credit agreement has been filed on SEDAR and is available at the Company's public profile page at www.sedar.com.

CRH also has the Crown Facility for a principal amount of approximately of CAD$22,500,000. The Crown Facility is pursuant to the credit agreement entered into by the Company and Crown as of December 2, 2014, and a copy is available at www.sedar.com. The Crown Facility incurs interest at a rate of 12% per annum and is secured against the assets of the Company and its subsidiaries. The Crown Facility will mature after a term of 42 months.

Other than as set forth herein, there are no contracts that are material to our Company that were entered into other than in the ordinary course of business and not excepted from disclosure and filing requirements, and that were entered into within the financial year ended December 31, 2015.

LEGAL PROCEEDINGS

There are no material outstanding legal proceedings or regulatory actions to which we are party, nor, to our knowledge, are there any such proceedings or actions contemplated.

NAMES AND INTEREST OF EXPERTS

No person or company, whose profession or business gives authority to the statement, report, valuation or opinion, who is named as having prepared or certified a statement, report, valuation or opinion described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by the Company during, or relating to, the Company's most recently completed financial year holds any beneficial interest, direct or indirect, in any securities or property of the Company or of an associate or affiliate of the Company and no such person is expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company and no such person is a promoter of the Company or an associate or affiliate of the Company. In particular, the current auditors of our Company are KPMG, LLP, Chartered Accountants, 777, Dunsmuir Street Vancouver, British Columbia V7Y 1K3.  KPMG, LLP has reported on our fiscal 2015 audited consolidated financial statements, which have been filed with the securities regulatory authorities. KPMG LLP have confirmed with respect to CRH, that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

TRANSFER AGENTS AND REGISTRARS

Our transfer agent and registrar is Computershare Investor Services Inc., 100 University Avenue 9th Floor, North Tower, Toronto, Ontario, M5J 2Y1.

ADDITIONAL INFORMATION

Additional information relating to our Company is available under our Company's profile on the SEDAR website at www.sedar.com.

EXECUTIVE COMPENSATION

Additional information, including directors' and officers' remuneration and indebtedness, principal holders of our securities, options to purchase securities and interests of insiders in material transactions, if applicable, is contained in the Company's information circular for its most recent annual general meeting of security holders that involved the election of directors.

ADDITIONAL FINANCIAL INFORMATION

Additional financial information relating to our Company is provided in our comparative financial statements and management's discussion and analysis for the year ended December 31, 2015.

SCHEDULE "A"
CRH Medical Corporation
 (the "Company")

AUDIT COMMITTEE MANDATE

Purpose

The audit committee (the "Audit Committee") of CRH Medical Corporation (the "Corporation") is responsible for ensuring accounting integrity and solvency.  The Audit Committee is also responsible for ensuring the appropriateness of insurance and investment of liquid funds.  The Audit Committee will assist the board of directors of the Corporation (the "Board") in fulfilling its oversight responsibilities by:

•	reviewing the integrity of the consolidated financial statements of the Corporation;
•	appointing (subject to shareholder ratification if required), determining funding for, and overseeing the external auditor and reviewing the external auditor's qualifications and independence;
•	reviewing the performance of the Corporation's external auditors;
•	reviewing the timely compliance by the Corporation with all legal and regulatory requirements for audit and related financial functions of the Corporation;
•	reviewing, and if applicable, approving, financial information contained in public filings of the Corporation prior to filing;
•	reviewing earnings announcements of the Corporation prior to release to the public;
•	reviewing the Corporation's systems of and compliance with internal financial controls;
•	reviewing the Corporation's auditing, accounting and financial reporting processes;
•	dealing with all complaints regarding accounting, internal accounting controls and auditing matters; and
•	dealing with any issues that result from the reviews set forth above.

Membership

1.	The Audit Committee will have a minimum of three members.
2.	Each member of the Audit Committee must be independent. "Independent" shall have the meaning, given to it in National Instrument 52-110 - Audit Committees, as may be amended from time to time, and within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the rules promulgated thereunder by the Securities and Exchange Commission (the "SEC") and the rules of the NYSE MKT, and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Audit Committee.
3.	At the time of his or her appointment to the Audit Committee, each member of the Audit Committee shall be financially literate. "Financial literacy" shall be determined by the Board in the exercise of its business judgment, and shall include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation's financial statements.

4.	At least one member of the Audit Committee shall be an "audit committee financial expert" within the meaning of Section 407 of Sarbanes-Oxley and the rules promulgated thereunder by the SEC.
5.	Appointments and replacements to the Audit Committee will be made by the Board and will be reviewed on an annual basis. The Board will provide for continuity of membership, while at the same time allowing fresh perspectives to be added. Each member of the Audit Committee will automatically cease to be a member if he or she ceases to be an independent director.
6.	The Chair of the Audit Committee will be appointed by a vote of the Board on an annual basis.

Meetings

1.	The Audit Committee may meet as many times per year as necessary to carry out its responsibilities, but must meet at least once every quarter. No business may be transacted at a meeting unless a quorum of the Audit Committee is present. Two members of the Audit Committee shall constitute a quorum.
2.	The Audit Committee shall maintain minutes or other forms of records of the meetings and activities of the Audit Committee in sufficient detail to convey the substance of all discussions held, and shall report to the Board, within a reasonable time period, the proceedings of the Audit Committee and any recommendations made by the Audit Committee.
3.	Meetings of the Audit Committee will be held at the request of any member of the Audit Committee or at the request of the Corporation's external auditors. The Corporation's external auditor is entitled to receive notice of every meeting of the Audit Committee and to attend and be heard at every meeting, at the expense of the Corporation and, if so requested by a member of the Audit Committee, shall attend every meeting of the committee held during the term of office of the auditor.
4.	The Audit Committee may invite to a meeting any officers or employees of the Corporation, legal counsel, advisors and other persons whose attendance it considers necessary or desirable in order to carry out its responsibilities. Provision will be made to meet privately with external auditors.

Financial Review

1.	The Audit Committee will review the Corporation's financial statements, management discussion and analysis ("MD&A") and the related press releases before such documents are presented to the Board or disclosed publicly, as the case may be.
2.	The Audit Committee will review the interim financial statements of the Corporation, the related MD&A, and the press release thereon. If advisable, the Audit Committee shall approve, on behalf of the Board, the interim financial statements and related MD&A for public disclosure.
3.	The Audit Committee will review the annual audited financial statements of the Corporation, the auditor's report thereon, the related MD&A, and the press release thereon. If advisable, the Audit Committee shall approve and recommend for Board approval the annual financial statements and related MD&A.
4.	The Audit Committee will review other financial information and financial documents that require the approval of the Board. These will include statements in prospectuses and other offering memoranda and statements required by regulatory authorities. After completing its review, if advisable, the Audit Committee shall approve and recommend for Board approval such financial information.
5.	The Audit Committee will issue any necessary reports required of the Audit Committee to be included in the Corporation's annual proxy materials.
6.	The Audit Committee will review and discuss with management and the external auditor any major issue as to the adequacy and effectiveness of internal controls over the accounting and financial reporting systems of the Corporation, either directly, or through the external auditors or other advisors and obtain and review a report from the external auditor, at least annually, regarding the same; and the Audit Committee will review and discuss with management and the external auditor any special steps adopted in light of material internal control deficiencies and the adequacy of disclosures about changes in internal controls over financial reporting.

7.	The Audit Committee will review, with the external auditors, the results of the external audit and any changes in accounting practices or policies, or in the financial statements as a result thereof. In addition, the Audit Committee will review any accruals, provisions, or estimates that have a significant effect upon the financial statements, as well as other sensitive matters such as disclosure of related party transactions.
8.	The Audit Committee will discuss with management and the external auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Corporation's financial statements or accounting policies.

Auditors

1.	The Audit Committee is responsible for overseeing the work of the external auditor and will communicate directly with the external auditors as required. The external auditor of the Corporation must report directly to the Audit Committee.
2.	The Audit Committee shall review and, if advisable, select and recommend for Board approval the external auditors to be nominated and the compensation of such external auditor. The Audit Committee shall have ultimate authority to approve all audit engagement terms and fees.
3.	The Audit Committee will evaluate the qualifications, performance and independence of the external auditor and the senior audit partners having primary responsibility for the audit, including considering whether the auditor's quality controls are adequate.
4.	The Audit Committee will receive from the external auditor a formal written statement delineating all relationships between the external auditor and the Corporation and will actively engage in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors.
5.	The Audit Committee must pre-approve all non-audit services to be provided to the Corporation by the external auditor. Notwithstanding the foregoing, the Audit Committee: (a) may delegate to one or more members the authority to pre-approve any non-audit service to be provided by the external auditor, to the extent permitted by applicable law, provided that any pre-approvals granted pursuant to such delegation will be reported to the full Audit Committee at its next scheduled meeting; and (b) establish policies and procedures, from time to time, pre-approving certain non-audit services to be provided by the external auditor, provided (i) such pre-approval policies and procedures are detailed as to the particular service, (ii) the Audit Committee is informed of each non-audit service, and (iii) the procedures do not include delegation of the Audit Committee's responsibilities to management.
6.	The Audit Committee will review and approve the Corporation's hiring of partners, employees, former partners and former employees of the present and former external auditor of the Corporation.
7.	The Audit Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation will provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the external auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any advisors employed by the Audit Committee.

Miscellaneous

1.	The Audit Committee will establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.
2.	The Audit Committee will review the policies and practices of the Corporation regarding the regular examination of officers' expenses and perquisites, including the use of the assets of the Corporation.
3.	The Corporation must provide appropriate funding, as determined by the Audit Committee, for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
4.	The Audit Committee will review and, if advisable, approve all related party transactions.
5.	The Audit Committee will review and reassess the adequacy of this mandate as it deems appropriate but no less than annually.